================================================================================






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         SSA GLOBAL TECHNOLOGIES, INC.,

                         SENECA MERGER SUBSIDIARY INC.,

                       SENECA ACQUISITION SUBSIDIARY INC.

                                       AND

                                  ELEVON, INC.










                             DATED AS OF MAY 8, 2003

================================================================================

                                Table of Contents


                                                                                                                Page

ARTICLE I DEFINITIONS.............................................................................................2


ARTICLE II MERGER AND ASSET PURCHASE.............................................................................13

         Section 2.1.      The Merger............................................................................13
         Section 2.2.      Effective Time of the Merger..........................................................13
         Section 2.3.      Officers..............................................................................13
         Section 2.4.      Asset Purchase........................................................................14
         Section 2.5.      Closing...............................................................................14

ARTICLE III CONVERSION OF SECURITIES.............................................................................16

         Section 3.1.      Conversion of Capital Stock...........................................................16
         Section 3.2.      Payment of Cash Merger Consideration..................................................16
         Section 3.3.      Appraisal Rights......................................................................18
         Section 3.4.      Stock Options and Restricted Stock....................................................19
         Section 3.5.      Employee Stock Purchase Plan..........................................................19
         Section 3.6.      Further Assurances....................................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................20

         Section 4.1.      Organization..........................................................................20
         Section 4.2.      Capitalization........................................................................21
         Section 4.3.      Authorization; Validity of Agreement; Company Action..................................22
         Section 4.4.      Consents and Approvals; No Violations.................................................23
         Section 4.5.      SEC Reports and Financial Statements..................................................24
         Section 4.6.      No Undisclosed Liabilities............................................................24
         Section 4.7.      Absence of Certain Changes............................................................25
         Section 4.8.      Taxes.................................................................................28
         Section 4.9.      Title to Properties; Owned and Leased Real Properties; No Liens.......................30
         Section 4.10.     Intellectual Property.................................................................31
         Section 4.11.     Products..............................................................................33
         Section 4.12.     Agreements, Contracts and Commitments.................................................34
         Section 4.13.     Litigation............................................................................36
         Section 4.14.     Environmental Matters.................................................................36
         Section 4.15.     Employee Benefit Plans................................................................37
         Section 4.16.     Compliance with Laws..................................................................38
         Section 4.17.     Permits and Licenses..................................................................38
         Section 4.18.     Labor Matters.........................................................................39
         Section 4.19.     Insurance.............................................................................41
         Section 4.20.     Information in Proxy Statement........................................................41
         Section 4.21.     Opinion of Financial Advisor..........................................................41
         Section 4.22.     Brokers...............................................................................42
         Section 4.23.     Voting Requirements...................................................................42




         Section 4.24.     Rights Agreement......................................................................42
         Section 4.25.     State Takeover Statutes...............................................................42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT,  ACQUISITION SUBSIDIARY AND MERGER SUBSIDIARY................43

         Section 5.1.      Organization..........................................................................43
         Section 5.2.      Authorization; Validity of Agreement; Necessary Action................................43
         Section 5.3.      Consents and Approvals; No Violations.................................................44
         Section 5.4.      Sufficiency of Funds..................................................................44
         Section 5.5.      Information in Proxy Statement........................................................45
         Section 5.6.      Litigation............................................................................45
         Section 5.7.      Ownership of Merger Subsidiary; No Prior Activities...................................45
         Section 5.8.      Brokers...............................................................................45

ARTICLE VI COVENANTS.............................................................................................46

         Section 6.1.      Interim Operations of the Company.....................................................46
         Section 6.2.      Confidentiality.......................................................................49
         Section 6.3.      No Solicitation of Other Offers.......................................................49
         Section 6.4.      Access to Information.................................................................52
         Section 6.5.      Special Meeting.......................................................................53
         Section 6.6.      Proxy Statement.......................................................................53
         Section 6.7.      Cooperation...........................................................................54
         Section 6.8.      Public Disclosure.....................................................................56
         Section 6.9.      Notification of Certain Matters.......................................................56
         Section 6.10.     Rights Agreement......................................................................57
         Section 6.11.     Subsequent Filings....................................................................57
         Section 6.12.     Communication to Employees............................................................57
         Section 6.13.     Indemnification of Officers and Directors; Exculpation................................58
         Section 6.14.     Employee Benefits.....................................................................58

ARTICLE VII CONDITIONS TO EFFECT THE MERGER......................................................................59

         Section 7.1.      Conditions to Each Party's Obligation to Effect the Transactions......................59
         Section 7.2.      Conditions to Parent's, Merger Subsidiary's and Acquisition
                           Subsidiary's Obligation to Effect the Transactions....................................60
         Section 7.3.      Conditions to the Company's Obligation to Effect the Transactions.....................61

ARTICLE VIII TERMINATION.........................................................................................62

         Section 8.1.      Termination...........................................................................62
         Section 8.2.      Effect of Termination.................................................................63
         Section 8.3.      Fees and Expenses.....................................................................64
         Section 8.4.      Amendment.............................................................................65
         Section 8.5.      Extension; Waiver.....................................................................65

ARTICLE IX MISCELLANEOUS.........................................................................................65

         Section 9.1.      Nonsurvival of Representations and Warranties.........................................65



         Section 9.2.      Notices...............................................................................66
         Section 9.3.      Entire Agreement......................................................................67
         Section 9.4.      No Third Party Beneficiaries..........................................................67
         Section 9.5.      Assignment............................................................................67
         Section 9.6.      Interpretation........................................................................67
         Section 9.7.      Counterparts..........................................................................68
         Section 9.8.      Severability..........................................................................68
         Section 9.9.      Governing Law.........................................................................68
         Section 9.10.     Submission to Jurisdiction............................................................68
         Section 9.11.     Remedies; Specific Performance........................................................68
         Section 9.12.     Waiver of Jury Trial..................................................................69


Exhibit A - Form of Voting Agreement
Exhibit B - Form of Certificate of Incorporation of Surviving Corporation Exhibit C - Form of Bill of Sale
Exhibit C-1 - Form of Assignment of Trademarks

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of May 8, 2003, is made by and among SSA Global Technologies, Inc., a Delaware corporation ("PARENT"), Seneca Merger Subsidiary Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), Seneca Acquisition Subsidiary Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("ACQUISITION SUBSIDIARY"), and Elevon, Inc., a Delaware corporation (the "COMPANY"). Parent, Merger Subsidiary, Acquisition Subsidiary and the Company are each individually referred to herein as a "PARTY" and together collectively referred to herein as the "PARTIES".

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have declared this Agreement advisable and approved the merger of Merger Subsidiary with and into the Company, with the Company surviving (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law, as such law is in effect from time to time (the "DGCL");

         WHEREAS, the respective Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that the Merger is in the interest of their respective stockholders;

         WHEREAS, the respective Boards of Directors of the Parent, Acquisition Subsidiary and the Company have approved the Asset Purchase (as hereinafter defined), upon the terms and subject to the conditions set forth herein and in the DGCL;

         WHEREAS, as inducement and a condition to Parent's and Acquisition Subsidiary's willingness to enter into this Agreement, the respective Boards of Directors of Parent , Acquisition Subsidiary and the Company have determined that the Asset Purchase is in the interest of their respective stockholders; and

         WHEREAS, as inducement and a condition to Parent's willingness to enter into this Agreement, Parent, the Company and certain of the Company Stockholders are entering into a voting agreement and irrevocable proxy, dated as of the date hereof, substantially in the form as that attached hereto as Exhibit A (the "VOTING AGREEMENT"), pursuant to which the Company Stockholders party thereto have agreed, among other things, to vote the shares of Company Common Stock held by them in favor of the adoption of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement the following terms shall have the meanings set forth below:

         "ACQUISITION AGREEMENT" shall mean any letter of intent, agreement in principle, acquisition agreement, voting agreement, stock purchase agreement or other similar agreement relating to an Acquisition Proposal.

         "ACQUISITION PROPOSAL" shall mean (a) any inquiry, proposal or offer (including any proposal to stockholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (d) any other transaction the consummation of which could reasonably be expected to materially impede, prevent or materially delay consummation of the Transactions or (e) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         "ACTION OR PROCEEDING" shall mean actions, suits, proceedings, pleadings, claims, arbitrations, investigations, charges, allegations, complaints or demands.

         "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         "ANCILLARY AGREEMENTS" shall mean all agreements entered into by and between the Company, on the one hand, and Parent and/or Merger Subsidiary, on the other hand, in connection with the Transactions, including, without limitation, the Voting Agreement.

         "ANCILLARY PRODUCT MATERIALS" shall mean all Documentation currently used or distributed by the Company concerning the Products, including customer support materials such as support training materials, support bulletins, and any and all data contained in the customer support organization computer system of the Company; and marketing materials relating to the Products, including sale and marketing collateral, white papers, Product data sheets known as "Software Product Descriptions," performance benchmark reports, customer training materials, sales training materials and sales presentation materials.

         "APPRAISAL SHARES" shall mean Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person that shall not have voted such Company Common Stock in favor of, or consented in writing to, the Merger and shall have timely and properly demanded in writing appraisal of such Company Common Stock in accordance with Section 262 of the DGCL.

         "BENEFIT PLANS" shall mean each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, death, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, vacation, incentive or other compensation plan or arrangement or other employee benefit that the Company and its Subsidiaries currently maintain or to which the Company and its Subsidiaries currently contribute or are required to contribute or had an obligation to contribute for the last 6 years with respect to any Pension Plan (as defined below) for the benefit of any of its employees or former employees (or dependents or beneficiaries thereof) (or as to which the Company and its Subsidiaries may otherwise have any liability, including, but not limited to, any pension plan ("PENSION PLAN") as defined in Section 3(2) of ERISA, any welfare plan ("WELFARE PLAN") as defined in Section 3(1) of ERISA or any program administered by a government, including, but not limited to, a Foreign Pension Plan, whether funded, insured or self-funded or whether written or oral.

         "BUSINESS DAY" shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in New York, New York.

         "CAA" shall have the meaning ascribed to such term within the definition of Environmental Law.

         "CERCLA" shall have the meaning ascribed to such term within the definition of Environmental Law.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMPANY COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Company.

         "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact, violation, development or circumstances having or resulting in, individually or in the aggregate, a material adverse effect on (a) the ability of the Company to duly perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (b) the business, properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the market price or trading volume of the Company's stock after the date hereof, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such change in market price or trading volume shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect, except as otherwise provided in this paragraph; (B) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided that any underlying event, change, occurrence, effect, development or circumstance that gave rise to such failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect, except as otherwise provided in this paragraph; (C) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (D) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from any action or inaction by Parent or Merger Subsidiary (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (E) any adverse event, change, occurrence, effect, development or circumstance attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales, including any such conditions arising out of acts of terrorism or war or any armed hostilities to the extent such acts of terrorism or war or armed hostilities do not directly affect the Company or its employees or assets; (F) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under, employment contracts, noncompetition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement or entered into after the date hereof as permitted by this Agreement; or (G) any adverse event, change, occurrence, effect, development or circumstance resulting primarily from or relating primarily to compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement.

         "COMPANY PERMITS" shall mean permits, approvals, licenses, authorizations, certificates, rights, exemptions, orders and franchises from Governmental Entities necessary for the ownership of assets and the lawful conduct of the business of the Company and its Subsidiaries as now conducted and as currently contemplated.

         "COMPANY REAL PROPERTY" shall mean, collectively, the Leased Real Property.

         "COMPANY SEC DOCUMENTS" shall mean all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed with the SEC by the Company since January 1, 2000 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filing and the date of this Agreement).

         "COMPANY STOCKHOLDERS" shall mean the record holders of the Company Common Stock

         "COMPUTER SOFTWARE" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of February 21, 2003, by and between the Company and Parent, as in effect from time to time.

         "CONTRACT(s)" shall mean any contract, agreement, instrument, arrangement, guarantee, license, executory commitment or understanding that is binding on the Company or any of its Subsidiaries.

         "COPYRIGHTS" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "CUSTOMER AGREEMENT" shall mean a written agreement currently in effect between the Company and a customer of the Company with respect to a Product, under which the Company (i) is currently receiving revenue, or (ii) has received revenue within the last two years.

         "CWA" shall have the meaning ascribed to such term within the definition of Environmental Law.

         "DISABLING DEVICES" shall mean Computer Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

         "DOCUMENTATION" shall mean all documentation (including data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, algorithms, edit controls, methodologies, flow charts and file layouts and written narratives of all procedures used in the coding, operation or maintenance of and customer support with respect to a Product.

         "ENVIRONMENTAL LAW" includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended, the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended, the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended, the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

         "ENVIRONMENTAL PERMITS" shall mean, collectively, all permits, licenses and/or approvals required under Environmental Laws to operate the business of the Company and its Subsidiaries as currently operated and as contemplated in material compliances with all Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATES" shall mean any entity which, together with Parent, Merger Subsidiary and the Company, as the case may be, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         "FOREIGN PENSION PLAN" shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained by the Company, any Subsidiary of the Company or any of the Company's Affiliates outside the United States of America primarily for the benefit of employees of the Company or any of the Subsidiaries of the Company residing outside the United States of America, which fund or similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

         "GOVERNMENTAL APPROVAL" shall mean any required filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity.

         "GOVERNMENTAL DIRECTIVE" shall mean any judgment, order, decree or directive by or at the request of any Governmental Entity.

         "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign government, court, arbitral tribunal, administrative agency, body or commission or other governmental or other regulatory authority, commission, agency or body or any non-governmental, self-regulatory authority, commission, agency or body.

         "INTELLECTUAL PROPERTY" shall mean all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, "TRADEMARKS"); (ii) patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "PATENTS"); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, "TRADE SECRETS"); (iv) published works of authorship (including computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, "COPYRIGHTS"); (v) proprietary computer software used by the Company in connection with its business (including all computer programs, object code, source code, user interface, and data bases) (collectively, "COMPUTER SOFTWARE"); and (vi) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof (collectively, "OTHER PROPRIETARY RIGHTS").

         "KNOWLEDGE", with respect to any individual (and with respect to any other Person, the executive officers of such Person and its subsidiaries) shall mean the actual knowledge of such individual (and with respect to any other Person, the executive officers of such Person and its subsidiaries) after reasonable inquiry.

         "LAWS" shall mean (i) any provisions of any federal, state, local or foreign statute, law, rule, regulation or ordinance applicable to a Person and
(ii) any order, judgment, writ, injunction or decree entered by a Governmental Entity naming a Person or binding on such Person or its business or assets.

         "LEASED REAL PROPERTY" shall mean, collectively, all real property leased, subleased or licensed by the Company or any of its Subsidiaries (as lessor or lessee or under which the Company or any of its Subsidiaries has any liability).

         "LICENSED INTELLECTUAL PROPERTY" shall mean all third party Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use, distribute, resell, sublicense or otherwise commercially exploit.

         "LICENSED INTELLECTUAL PROPERTY AGREEMENT" shall mean all agreements concerning the Licensed Intellectual Property.

         "LIENS" shall mean any pledges, claims, equities, options, liens, charges, mortgages, easements, rights-of-way, call rights, rights of first refusal, "tag-" or "drag-" along rights, encumbrances, security interests or other similar restrictions of any kind or nature whatsoever.

         "MERGER SUBSIDIARY COMMON STOCK" shall mean the common stock, par value $0.01 per share, of Merger Subsidiary.

         "OPTIONS" shall mean any options to purchase Company Common Stock outstanding as of the Closing Date in accordance with the Company's Stock Plans.

         "OSHA" shall have the meaning ascribed to such term within the definition of Environmental Law.

         "OTHER PROPRIETARY RIGHTS" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "OWNED INTELLECTUAL PROPERTY" shall mean Intellectual Property owned by the Company or the Subsidiaries.

         "OWNED REAL PROPERTY" shall mean all real property owned in whole or in part by the Company or any of its Subsidiaries.

         "PATENTS" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "PAYING AGENT" shall mean the bank or trust company, which shall be located in the United States of America, designated by Parent (with the consent of the Company, not to be unreasonably withheld or delayed) to act as paying agent for the holders of Certificates in connection with the Merger and to receive the funds to which holders of Certificates shall become entitled pursuant to Section 3.1(c).

         "PAYMENT FUND" shall mean cash in an aggregate amount which (i) is equal to (a) the aggregate Cash Merger Consideration payable in accordance with
Section 3.1(c) and (ii) is sufficient to enable the Paying Agent to make payments pursuant to Sections 3.1(c) and 3.2, which funds prior to disbursement in accordance with the terms of this Agreement shall be invested by the Paying Agent as directed by the Parent.

         "PENSION PLAN" shall have the meaning ascribed to such term within the definition of Benefit Plans.

         "PERMITTED LIEN(s)" shall mean (a) Liens reflected in the Company's consolidated balance sheet as of December 31, 2002 contained in the Company SEC Documents (including the notes thereto), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective business, (c) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business which are not material in amount or which are set forth on Schedule 1.1(c) or (d) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings which are not material in amount or which are set forth on Schedule 1.1(d), to the extent that all of such Liens referred to in preceding clauses (a) through (d), inclusive, do not have a Company Material Adverse Effect.

         "PERSON(s)" shall mean and include an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Entity, government or other department or agency thereof.

         "PRODUCTS" shall mean the Computer Software products marketed, sold, licensed, supported, serviced or maintained by the Company or its Subsidiaries, together with the inventory of the Products, the Ancillary Product Materials and any and all such Computer Software related to, comprising or constituting such products, and all supplements, modifications, updates, corrections and enhancements to past and current versions of such products and shipping versions of such products, in existence as of the date hereof, and versions of such products currently under development; and any and all English and foreign language versions of current and past versions of such products, shipping versions of such products and versions of such products currently under development, in each case, to the extent applicable, including the source code and object code versions of such Computer Software; and all Documentation relating thereto; and any and all back-up tapes and archival tapes relating to the foregoing; provided, however, that the term "Products" shall not include any of the foregoing to the extent (i) related to the discontinued product commonly known as "Rarevision" or (ii) the Company has previously sold, assigned, or otherwise transferred its rights to any product or product line to any Person, including without limitation, those products commonly known as E5, IMMPOWER and Aptos.

         "PROXY STATEMENT" shall mean the definitive proxy statement of the Company mailed to its stockholders relating to the Transactions and this Agreement, as amended or supplemented.

         "REGISTERED" shall mean issued, registered, renewed or the subject of a pending application.

         "REPRESENTATIVE(s)" shall mean with respect to any Person, such Person's Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents.

         "REQUIRED ASSET PURCHASE CONSENTS" shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Asset Purchase.

         "REQUIRED MERGER CONSENTS" shall mean, collectively, all approvals, consents or waivers under each of the Company Material Contracts that may be required under the terms thereof with respect to the Merger and the other transactions contemplated hereby (other than the Asset Purchase).

         "RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated as of June 1, 2000, between the Company and Fleet National Bank, a National Banking Association, as rights agent thereunder, as amended on August 7, 2001 and in effect on the date of this Agreement and without giving effect to any amendments, modifications or supplements after the date of this Agreement.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

         "SPECIAL MEETING" shall mean a special meeting of the stockholders of the Company for the purpose of considering and taking action upon the adoption of this Agreement and the approval of the Merger and the Asset Purchase.

         "STOCK PLANS" shall mean the Company's: (a) 1989 Employee Stock Option Plan and related forms of Incentive Stock Option Grant and Supplemental Stock Option Grant; (b) 1993 Non-Employee Directors' Stock Option Plan, as amended;
(c) 2002 Equity Incentive Plan (formerly the 1994 Equity Incentive Plan); (d) 1995 Non-Statutory Stock Option Plan for Non-Officer Employees, as amended; and
(e) any other stock option or restricted stock plan or agreement of the Company including but not limited to the 1982 Incentive Stock Option Plan and the 1986 Supplemental Stock Option Plan.

         "SUBSEQUENT FILINGS" means, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

         "SUBSIDIARY" shall mean, with respect to any Person at any time, any partnership (general or limited), joint venture, corporation, trust, estate, limited liability company, association, joint-stock company, unincorporated organization or other entity of which (or in which) more than 50% of (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, association, joint stock company, unincorporated organization, limited liability company or other entity, or (c) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "SUPERIOR PROPOSAL" shall mean a bona fide written offer which is not solicited after the date hereof in violation of this Agreement by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) made by any Person to acquire, directly or indirectly, (i) more than 50% of the shares of Company Common Stock pursuant to a tender offer followed by a merger, (ii) all of the shares of Company Common Stock pursuant to a merger or (iii) all or substantially all of the assets of the Company and its Subsidiaries, (x) on terms (taken as a whole) which the Board of Directors of the Company determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be its current financial advisor), would, if consummated, be more favorable from a financial point of view to the Company and its stockholders (in their capacity as such) than the transactions contemplated hereby and (y) which the Board of Directors determines in good faith (after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and a financial advisor of nationally recognized reputation (which may be its current financial advisor)) is reasonably capable of being consummated (taking into account such factors as the Board of Directors of the Company in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing, the likelihood of obtaining any necessary financing in a timely manner and the likelihood that the proposed transaction would be consummated) and the identity of the Person making such proposal).

         "TAX RETURN" shall mean any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax.

         "TAX" shall mean any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, capital stock, occupation, severance, windfall profits, stamp, license, social security and other taxes imposed by the United States or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fine, penalty, assessment or addition to tax resulting from, attributable to or incurred in connection with any of the foregoing.

         "TRADE SECRETS" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "TRADEMARKS" shall have the meaning ascribed to such term within the definition of Intellectual Property.

         "TRANSACTIONS" shall mean the transactions contemplated by this Agreement, and the Ancillary Agreements including, without limitation, the Merger and the Asset Purchase.

         "TRANSFER REGULATIONS" shall means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or such legislation enacted in an relevant jurisdictions pursuant to the EC Directive 77/187/EEC (the "ACQUIRED RIGHTS DIRECTIVE").

         "U.S. BENEFIT PLAN" shall mean each Benefit Plan covering, or providing benefits to, employees of the Company and its Subsidiaries based in the United States or to which ERISA or the Code is applicable.

         "VOTING DEBT" shall mean, collectively, bonds, debentures, notes or other indebtedness or obligations which entitle the holders thereof to vote (or which are convertible into or exercisable or exchangeable for securities which entitle the holders thereof to vote) with the stockholders of the Company or a Subsidiary of the Company, as the case may be, on any matter.

         "VOTING STOCKHOLDERS" shall mean the Company Stockholders who are party to the Voting Agreement.

         "WARN ACT" shall mean the Workers Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.

         "WELFARE PLANS" shall have the meaning ascribed to such term within the definition of Benefit Plans.

         In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed below:


Defined Terms                                                                                               Section
-------------                                                                                               -------

Agreement................................................................................................. Preamble
Asset Purchase Documents.................................................................................2.5(d)(ii)
Cash Merger Consideration................................................................................... 3.1(c)
Cash Merger Shares.......................................................................................... 3.1(c)
Certificate of Merger.......................................................................................... 2.2
Certificates............................................................................................. 3.2(b)(i)
Closing........................................................................................................ 2.5
Closing Date................................................................................................... 2.5
COBRA...................................................................................................... 4.15(b)
Company................................................................................................... Preamble
Company Disclosure Letter............................................................................... Article IV
D&O Insurance.............................................................................................. 6.13(b)
DGCL...................................................................................................... Recitals
Effective Time................................................................................................. 2.2
Environmental Claim........................................................................................... 4.14
Expense Reimbursement................................................................................... 8.3(b)(ii)
Insurance Policies............................................................................................ 4.19
Merger.................................................................................................... Recitals
Merger Subsidiary......................................................................................... Preamble
Option Consideration........................................................................................... 3.4
Parent.................................................................................................... Preamble
Parties................................................................................................... Preamble
Party..................................................................................................... Preamble
Preferred Stock................................................................................................ 4.2
Purchase Plan.................................................................................................. 3.5
Purchase Plan Termination Date................................................................................. 3.5
Purchased Assets............................................................................................... 2.4
SEC Contracts................................................................................................. 4.12
Stock Incentive Plans.......................................................................................... 3.4
Surviving Corporation.......................................................................................... 2.1
Termination Date............................................................................................ 8.1(b)
Termination Fee..........................................................................................8.3(b)(ii)
Voting Agreement.......................................................................................... Recitals


                                    ARTICLE II

                            MERGER AND ASSET PURCHASE

         Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent, Merger Subsidiary and the Company shall consummate the Merger pursuant to which (a) Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of Merger Subsidiary shall cease,
(b) the Company shall be the successor or surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the DGCL, (c) the separate corporate existence of the Company with all of its rights, powers and franchises shall continue unaffected by the Merger, (d) the Amended and Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit B, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL, and (e) the Company shall take all requisite actions so that the By-laws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL. The Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary, and the Surviving Corporation shall by operation of law become liable for all of the debts, liabilities and duties of the Company and Merger Subsidiary. The purpose of the Surviving Corporation shall be as set forth in
Article 2 of the Certificate of Incorporation of the Surviving Corporation. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

         Section 2.2. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Merger Subsidiary and the Company shall prepare, execute, and on the Closing Date shall cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger in such form as is required by the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") and all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware or at such later time as is established by the Parties and set forth in the Certificate of Merger (the "EFFECTIVE TIME").

         Section 2.3. Officers. Immediately following the Effective Time the Board of Directors of the Surviving Corporation shall take all requisite actions so that the officers of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office in accordance with the Restated Certificate of Incorporation and By-laws of the Surviving Corporation, until such officer's successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Restated Certificate of Incorporation and the By-laws of the Surviving Corporation.

         Section 2.4. Asset Purchase. Immediately prior to the Effective Time the Company will sell, assign, transfer, convey and deliver to Acquisition Subsidiary, free and clear of all Liens (other than Permitted Liens), and Acquisition Subsidiary will purchase, acquire and accept from the Company, certain assets of the Company set forth on Schedule 2.4 (the "PURCHASED ASSETS"). The purchase price for the Purchased Assets (the "Purchase Price") shall be an amount equal to $1,754,000 and shall be payable in immediately available same day funds at Closing to an account designated by the Company at least two Business Days prior to the Closing Date.

         Section 2.5. Closing. (a) Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in
Article VII, the closing of the Merger and the Asset Purchase (the "CLOSING"), shall take place at 10:00 a.m. on a date to be specified by the Parties, which shall be no later than two Business Days following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in Article VII other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (to the extent permitted by applicable law) of those conditions (the "CLOSING DATE"), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Parties.

         (b) Subject to fulfillment or waiver of the conditions set forth in
Article VII, at the Closing, Parent shall deliver to the Company all of the following:


                  (i) each Ancillary Agreement to which Parent is a party duly executed on behalf of Parent;

                  (ii) a certificate executed on behalf of Parent by an officer thereof, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company certifying as to the incumbency and signatures of the officers of Parent executing this Agreement and any Ancillary Agreement;

                  (iii) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware; and

                  (iv) the certificate contemplated by Section 7.3(a).

         (c) Subject to fulfillment or waiver of the conditions set forth in
Article VII, at the Closing, each of Merger Subsidiary and Acquisition Subsidiary shall deliver to the Company all of the following:

                  (i) each Ancillary Agreement to which Merger Subsidiary or Acquisition Subsidiary is a party duly executed on behalf of Merger Subsidiary or Acquisition Subsidiary, as the case may be;

                  (ii) a copy of the Certificate of Incorporation of each of Merger Subsidiary and Acquisition Subsidiary with all amendments thereto certified as of a recent date by the Secretary of State of the State of Delaware;

                  (iii) a certificate of good standing of each of Merger Subsidiary and Acquisition Subsidiary, issued as of a recent date by the Secretary of State of the State of Delaware;

                  (iv) a certificate of the Secretary or an Assistant Secretary of each of Merger Subsidiary and Acquisition Subsidiary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, certifying as to (A) the Certificate of Incorporation and the Bylaws of Merger Subsidiary or Acquisition Subsidiary, as the case may be, and (B) the incumbency and signatures of the officers of Merger Subsidiary or Acquisition Subsidiary, as the case may be, executing this Agreement and the Ancillary Agreements to which it is a party; and

                  (v) the certificate contemplated by Section 7.3(a).

         (d) Subject to fulfillment or waiver of the conditions set forth in
Article VII, at the Closing, the Company shall deliver to Parent and Merger Subsidiary all of the following:

                  (i) each Ancillary Agreement to which the Company is a party duly executed on behalf of the Company;

                  (ii) a bill of sale, duly executed on behalf of the Company, in the form attached hereto as Exhibit C, and short form assignments of trademarks in the form attached hereto as Exhibit C-1 (collectively, the "ASSET PURCHASE DOCUMENTS");

                  (iii) a copy of the Amended and Restated Certificate of Incorporation of the Company with all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

                  (iv) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

                  (v) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent certifying as to (A) the Company's Amended Restated Certificate of Incorporation, as amended, and Bylaws, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the Ancillary Agreements;

                  (vi) all consents, waivers or approvals obtained by the Company described in Section 7.2(e) of the Company Disclosure Letter; and

                  (vii) the certificates contemplated by Section 7.2(a);

                  (viii) a certificate executed on behalf of the Company's transfer agent certifying as to the number of issued and outstanding shares of Company Common Stock.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

         Section 3.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Stockholders or Merger Subsidiary Stockholders:

         (a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of Merger Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall be the only issued and outstanding capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Subsidiary-Owned Stock. All Company Common Stock that is owned by the Company or by any of its Subsidiaries or held in the Company's treasury immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

         (c) Exchange of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 3.1(b) and (ii) any Appraisal Shares ) shall be converted into the right to receive an amount in cash equal to $1.30 per share of Company Common Stock (the "CASH MERGER CONSIDERATION"), payable to the holder thereof. Such Cash Merger Consideration shall be paid upon surrender of the certificate formerly representing such share of Company Common Stock pursuant to Section 3.2. The shares of Company Common Stock converted into the right to receive the Cash Merger Consideration are hereinafter referred to collectively as the "CASH MERGER SHARES". All such Cash Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any Cash Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 3.2, without interest.

        Section 3.2.   Payment of Cash Merger Consideration.

         (a) Paying Agent. At least five Business Days prior to the Effective Time, Parent shall designate the Paying Agent. Immediately after the Effective Time, Parent shall deposit the Payment Fund in trust with the Paying Agent. The Payment Fund shall be invested by the Paying Agent as directed by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) and this Section 3.2 out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. If the Payment Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 3.1(c) and this Section 3.2, Parent from time to time after the Effective

Time shall promptly deposit in trust additional cash with the Paying Agent sufficient to make all such payments, or shall cause the Surviving Corporation to do so.

         (b) Exchange Procedures.

                  (i) Within two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Cash Merger Shares (collectively, the "CERTIFICATES"), whose shares of Company Common Stock were converted pursuant to Section 3.1(c) into the right to receive the Cash Merger Consideration, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form), and
(B) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Cash Merger Consideration.

                  (ii) Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereon, together with any other items specified by the letter of transmittal or otherwise reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration for each Cash Merger Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall be deemed, for all purposes, to evidence only the right to receive upon such surrender the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2. No interest will be paid or will accrue in respect of any cash payable upon the surrender of any Certificate.

                  (iii) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Cash Merger Consideration deliverable in respect thereof to which the holder thereof is entitled pursuant to Section 3.1(c) and this Section 3.2; provided, that Parent may require the Person to whom any such Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to Parent against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (iv) If payment of Cash Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of Cash Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Cash Merger Shares such amounts as may be required to be deducted and withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and shall be paid to the appropriate Governmental Entity on behalf of such Person.

                  (v) The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of the Cash Merger Consideration for the Cash Merger Shares.

         (c) No Further Transfer or Ownership Rights in the Shares of Common Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Company Common Stock and there shall be no further registration of transfers of the Company Common Stock on the records of the Surviving Corporation or its transfer agent, and if any Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article III, subject to applicable law in the case of Appraisal Shares. All Cash Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock exchanged for Cash Merger Consideration theretofore represented by such Certificates.

         (d) Termination of Fund; No Liability. At any time following the date which is the six month anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any and all interest and other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar Laws) with respect to the Cash Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; provided, that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable Laws. Any portion of the Payment Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent nor the Paying Agent shall be liable to any Person for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

         Section 3.3. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive Cash Merger Consideration in accordance with Sections 3.1(c) and 3.2, but rather each of the Appraisal Shares shall represent only the right to receive payment of the appraised value of such Appraisal Shares in accordance with the DGCL; provided, however, that if any holder of Appraisal Shares shall (i) fail to establish his entitlement to appraisal rights as provided in the DGCL or (ii) otherwise shall waive, withdraw or lose the right to appraisal under the DGCL, then such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive Cash Merger Consideration otherwise payable in accordance with Sections 3.1(c) and 3.2, without any interest thereon. The Company shall give Parent (a) prompt written notice of any demand for appraisal received by the Company, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to Appraisal pursuant to the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demand for appraisal, (ii) offer to settle or settle any such demand for appraisal,
(iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

         Section 3.4. Stock Options and Restricted Stock. The Company shall take such action as shall be required so that (i) immediately prior to the Effective Time, each outstanding Option shall become immediately vested and exercisable in full, (ii) with respect to any Options that remain outstanding and unexercised as of the Effective Time, all such Options (whether or not then vested or exercisable and without regard to the exercise price, if applicable, of such Options) granted under any Stock Plan or otherwise, shall be cancelled as of the Effective Time, and, pursuant to the Stock Plans, all such outstanding Options (whether or not vested or exercisable) shall represent solely the right to receive, in accordance with this Section 3.4, a cash payment in the amount of the Option Consideration (as defined below), if any, with respect to any such Option and shall no longer represent or represent the right to purchase Company Common Stock or any other equity securities of the Company, Parent, the Surviving Corporation or any other Person or any other consideration, and (iii) as of the Effective Time, the Stock Plans shall be terminated. The forgoing actions shall take effect immediately prior to the Effective Time. Each holder of an option to purchase Company Common Stock shall receive from Parent, in respect and in consideration of each Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business
Days), an amount (net of applicable taxes) equal to the excess, if any, of the Cash Merger Consideration over the exercise price of such Option, multiplied by the total number of shares of Common Stock subject to such Option, without any interest thereon (the "OPTION CONSIDERATION"). In the event that the exercise price of such option is equal to or greater than the Cash Merger Consideration, such option shall be cancelled and have no further force or effect. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of any such Options a letter describing the treatment of and payments for such Options pursuant to this Section 3.4 and providing instructions for use in obtaining payment for such Options. The Company shall take all steps to ensure that neither it nor any of its Subsidiaries or Affiliates shall be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock or equity of the Company of the Surviving Corporation or any of their Subsidiaries or to receive any payment in respect thereof, except as expressly contemplated by this Section 3.4.

         Section 3.5. Employee Stock Purchase Plan. The Company shall take all necessary action under the Company's Employee Stock Purchase Plan (the "PURCHASE PLAN") to provide that on the earlier of the close of business on June 30, 2003 or the Effective Time (the "PURCHASE PLAN TERMINATION DATE"), (i) all participants' rights under the ongoing Offering (as defined in the Purchase
Plan) shall terminate, (ii) all accumulated payroll deductions allocated to each participant's account under the Purchase Plan shall thereupon be used to purchase from the Company whole Common Shares at a price determined under the terms of the Purchase Plan for the Offering using the Purchase Plan Termination Date as the final Exercise Date (as defined in the Purchase Plan), and (iii) the Purchase Plan will terminate. At the Effective Time, any Common Shares so purchased will be treated as provided in Section 3.1 of this Agreement.

         Section 3.6. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company has delivered to Parent a Disclosure Letter, dated the date hereof (the "COMPANY DISCLOSURE LETTER"), receipt of which has been acknowledged in writing thereon by Parent. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections of this
Article IV, but all of the disclosures are intended to modify all of the Company's representations and warranties only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other representation or warranty. The Company hereby represents and warrants to Parent and Merger Subsidiary, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Letter, as follows:

         Section 4.1. Organization. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in corporate good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as contemplated. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in corporate good standing as a foreign entity, in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has, prior to the date of this Agreement, delivered to Parent true, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and the comparable governing documents of each of the Company's Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of such Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

         Section 4.2. Capitalization. (a) The authorized capital stock of the Company consists of (x) 50,000,000 shares of Company Common Stock and (y) 10,000,000 shares of preferred stock, par value $0.001 per share ("PREFERRED STOCK"). As of the close of business on the date hereof, (i) with respect to Company Common Stock, 15,600,035 shares of Company Common Stock are issued and outstanding, no shares of Company Common Stock are issued and held in the treasury of the Company and 3,677,117 shares of Company Common Stock are reserved for issuance upon exercise of outstanding Options to purchase Company Common Stock, and (ii) with respect to Preferred Stock, no shares are issued and outstanding, or held in the treasury of the Company, and 500,000 shares are designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company's stockholder rights plan pursuant to the Rights Agreement. Section 4.2(a) of the Company Disclosure Letter sets forth the exercise price, grant date, expiration date for and number of shares subject to all outstanding options to purchase Company Common Stock and the vesting date and grant date for all shares of Restricted Stock. All outstanding shares of capital stock or other equity interests, as the case may be, of the Company and each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and were issued in compliance with applicable federal and state securities laws and regulations. All shares of capital stock of the Company subject to issuance on the terms and conditions set forth in the instruments pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right, and will be issued in compliance with applicable federal and state securities laws and regulations. Except as set forth above and in Section 4.2(d) of the Company Disclosure Letter, (A) there are no shares of capital stock or other equity securities (voting or nonvoting) of the Company or any of its Subsidiaries authorized, issued or outstanding, (B) there are no outstanding or authorized options or restricted stock (other than the Options to purchase Company Common Stock and Restricted Stock described in Section 4.2(a) of the Company Disclosure Letter) or warrants, calls, preemptive rights, subscriptions or other similar rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, limited stock appreciation rights, stock-based performance units, agreements, arrangements, commitments or claims of any character, contingent or otherwise, (1) relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or (2) obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, restricted stock, warrant, call, preemptive right, subscription or other right, convertible or exchangeable security, agreement, arrangement, commitment or claim, and (C) neither the Company nor any of its Subsidiaries has authorized or outstanding Voting Debt.

         (b) Section 4.2 of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company. Except for the Company's interest in its Subsidiaries and investments in marketable securities and mutual funds, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt securities) in, nor is the Company or any of the Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt securities) to or in, any Person.

         (c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are owned, of record and beneficially, by the Company, or directly or indirectly beneficially, by either the Company or one or more of its Subsidiaries, in each case free and clear of all Liens. No shares of capital stock of, or ownership interests in, any of the Company's Subsidiaries are reserved for issuance.

         (d) Other than the Voting Agreement and the Rights Agreement, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries under the Securities Act.

         (e) None of the Company or its Subsidiaries are required to redeem, repurchase or otherwise acquire shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

         (f) Except as set forth in Section 4.2(f) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries other than those imposed by the corporate laws of general applicability of their respective jurisdictions of organization.

         Section 4.3. Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement, the Asset Purchase Documents, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time, and, subject to obtaining Company Stockholder approval thereof to the extent required by the DGCL and the Company's Amended and Restated Certificate of Incorporation, as amended, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by its Board of Directors, and, except for obtaining the approval of the Company Stockholders as contemplated by Section 6.5, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement, the Voting Agreement and the consummation by it of the Transactions. This Agreement, the Voting Agreement and each instrument required hereby to be executed and delivered by the Company prior to the Effective Time have been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary and any other parties thereto, is each a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         Section 4.4. Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation by the Company of the Transactions and the compliance by the Company with the applicable provisions of this Agreement and the Ancillary Agreements will not:

         (a) assuming the stockholder approval described in Section 4.23 is obtained, violate or conflict with or result in any breach of any provision of the Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Company or the comparable governing documents of any of its Subsidiaries;

         (b) require any Governmental Approval, except for (i) the filing with the SEC of (A) the Proxy Statement, and (B) such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the Governmental Approvals set forth in Section 4.4(b) of the Company Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all other filings and recordings required under the DGCL and appropriate documents with the relevant authorities of other states and countries in which the Company and its Subsidiaries are qualified to do business and (iv) Government Approvals which, if not obtained, would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

         (c) except as set forth in Section 4.4(c) of the Company Disclosure Letter, result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a material default under, give rise to any material penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage or indenture, or under the terms, conditions or provisions of any Customer Agreement, Material Contract, SEC Contract, lease for Leased Real Property, license for Licensed Intellectual Property or material Company Permit; or

         (d) assuming that all Governmental Approvals set forth in clause (b) have been obtained and all filings and notifications described in clause (b) have been made, violate or conflict with any Law applicable to the Company or any of the Subsidiaries or by which any of their properties or assets may be bound except such violations or conflicts that would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

         Section 4.5. SEC Reports and Financial Statements. (a) The Company has timely filed with the SEC all Company SEC Documents, all of which are publicly available by EDGAR (other than the certification required under section 906 of the Sarbanes-Oxley Act of 2002 which have been furnished as correspondence to the SEC, a true and complete copy of which has been delivered to Parent). Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (including any financial statements or schedules included therein) and any forms, reports, schedules, statements, registration statements, proxy statements and other documents (including in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) (i) did not, and in the case of Subsequent Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and
(ii) complied, and in the case of Subsequent Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be except as set forth in Section 4.5(a) of the Company Disclosure Letter. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subsidiary in writing relating to Parent, Merger Subsidiary or any affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Except as set forth in Section 4.5(b), each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has (i) been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) been prepared in accordance with GAAP (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

         Section 4.6. No Undisclosed Liabilities. The Company and its Subsidiaries do not have any claims, liabilities, indebtedness or payment obligations of any nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except (a) as disclosed in
Section 4.6 of the Company Disclosure Letter; (b) as reflected and reserved against on the December 31, 2002 balance sheet or disclosed in the notes thereto included in the Company SEC Documents; (c) to the extent specifically identified as a claim, liability, indebtedness or payment obligation of the Company or its Subsidiaries of any nature in any section of the Company Disclosure Letter; (d) such claims, liabilities, indebtedness or payment obligations of any nature that would have been required to be disclosed as such in any section of the Company Disclosure Letter but for the existence of a materiality or Company Material

Adverse Effect qualification or a specific dollar threshold limiting such disclosure or (e) that would not individually or in the aggregate result in a Company Material Adverse Effect.

         Section 4.7. Absence of Certain Changes. Since December 31, 2002, the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as disclosed in Section 4.7 of the Company Disclosure Letter:

         (a) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance that has resulted in or would reasonably be likely to result in, individually or in the aggregate, a Company Material Adverse Effect;

         (b) there has been no declaration, setting aside or payment by the Company or any Subsidiary of any dividend or other distribution payable in cash, securities or other property with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than those payable by a wholly-owned Subsidiary of the Company solely to the Company or to another wholly-owned Subsidiary of the Company, or any other change in the capital structure of the Company or any of its Subsidiaries;

         (c) other than issuances of Common Stock pursuant to the exercise of Options outstanding prior to the date of this Agreement, there has been no issuance or sale, or authorization therefor, by the Company or any Subsidiary of any shares of capital stock or any other securities (equity or debt) of the Company or any of its Subsidiaries or issuance, sale or authorization by the Company or any Subsidiary for any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or the entering into by the Company or any Subsidiary of any arrangement or contract with respect to the issuance or sale of, any shares of capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or any other changes to the capital structure of the Company or any of its Subsidiaries;

         (d) there have been no Contracts (or amendments, modifications, supplements or replacements to existing Contracts) made or committed to be made or entered into to be performed by the Company or any of its Subsidiaries relating to, and none of them have made any, capital expenditures by the Company or any of its Subsidiaries with a value in excess of $20,000 in the current year or any future calendar year, or in the aggregate for such capital expenditures with a value in excess of $200,000;

         (e) neither the Company nor any of its Subsidiaries has acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or other acquisition of any assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

         (f) there have been no transfers, leases, licenses, guarantees, sales, mortgages, pledges, disposals of, subjecting to Liens (other than Permitted Liens) or other encumbrances on, any assets of the Company or any of its Subsidiaries that are material to their business or that have a value individually in excess of $50,000 other than with respect to (i) transactions between wholly-owned Subsidiaries of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales in the ordinary course of business consistent with past practice;

         (g) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on December 31, 2002, as set forth in Section 4.2 of the Company Disclosure Schedule or required by applicable law or contemplated by Section 3.4, and other than the grant of awards in the ordinary course of business pursuant to the Company's stock option plans or the Purchase Plan prior to the date of this Agreement and set forth in
Section 4.2(a) of the Company Disclosure Schedule, there have been no increases in the compensation or fringe benefits of any of the Company's or its Subsidiaries' directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), no grants of any severance or termination pay not required to be paid under then existing severance plans, no employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreements, policies or arrangements with any present or former directors, officers or other employees of the Company or any of the Company's Subsidiaries, no establishment or adoption of or amendments, modifications, supplements, replacements or terminations of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plans, agreements, trusts, funds, policies or arrangements for the collective benefit of any directors, officers or employees;

         (h) there have been no plans of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizations of the Company or any of its Subsidiaries or any agreements relating to any Acquisition Proposals adopted or entered into;

         (i) there has been no (i) incurrence, assumption, modification or prepayment of any indebtedness for borrowed money, issuance of any debt securities or warrants or other rights for the acquisition of debt securities, or guarantees, endorsements or liabilities or responsibilities for the obligations or indebtedness of another Person by the Company or any of its Subsidiaries, other than indebtedness owing to or guarantees of indebtedness owing to, the Company or any direct or indirect wholly-owned Subsidiary of the Company, or capital leases entered into, or (ii) loans, extensions of credit or advances by the Company or any of its Subsidiaries to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause
(ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

         (j) there have been no accelerations of the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for premiums therefor) or other compensation or benefits of the Company or any of its Subsidiaries;

         (k) neither the Company nor any of its Subsidiaries has made any payments, discharges, settlements or satisfactions of any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the December 31, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $100,000;

         (l) there have been no plans, announcements, implementations or effectuations of any reductions in force, lay-offs, early retirement programs, severance programs or other programs or efforts concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

         (m) there have been no actions or omissions which (i) constitute a violation of any material Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more material Company Permit or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

         (n) there have been no entries into any new material lines of business;

         (o) there has been no failure to maintain with current or other financially responsible insurance companies insurance on the Company's or its Subsidiaries' assets, tangible and intangible, and their respective businesses in such amounts and against such risks and losses as are consistent with past practice and standard practice in the Company's industry;

         (p) there has been (i) no materially amended Tax Returns or claims for refund filed, (ii) no making or rescission of any material Tax election or other failure to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) did not, would not, or may not materially increase Parent's, the Company's or any of the Company's Subsidiaries' liability for

Taxes for any period or (B) is or was required by Law, (iii) no incurrence of any material liability for Taxes other than in the ordinary course of business, apart from any Tax liability that may result from the Asset Purchase, or (iv) no settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period entered into; and

         (q) there has been no material change by the Company or any of its Subsidiaries in any accounting practices, policies or procedures or any methods of reporting income, deductions or other items for income tax purposes (except insofar as may have been required by applicable law, GAAP or SEC rule or which are, or will be in the event of a requirement of law, GAAP or SEC rule adopted after the date hereof, disclosed in the Company SEC Documents and described in
Section 4.7(g) of the Company Disclosure Schedule).

         Section 4.8. Taxes. (a) Tax Returns. Each of the Company and its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, each of the Company and its Subsidiaries.

         (b) Payment of Taxes. As of the date of the most recently filed Company SEC Documents, any unpaid material Taxes of the Company and its Subsidiaries imposed with respect to the income, assets or operations of the Company and its Subsidiaries have been accrued and adequately disclosed and provided for in such Company SEC Documents in accordance with GAAP. Since the date of the most recently filed Company SEC Documents, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business, other than any Tax liability that may be incurred as a result of the Asset Purchase.

         (c) Other Tax Matters.

                  (1) Except as set forth in Section 4.8(c)(1) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, (ii) no such audit or other examination is pending, or to the Company's Knowledge, threatened and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any taxing authority relating to any issue which could have a material adverse effect on the Tax liability of the Company or any of its Subsidiaries.

                  (2) Neither the Company nor any of its Subsidiaries (i) has entered into an agreement or waiver that will be in effect as of the Closing Date or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or (ii) is presently contesting the Tax liability of the Company or any of its Subsidiaries in any administrative or judicial proceeding.

                  (3) Neither the Company nor any of its Subsidiaries has been included in any affiliated group (within the meaning of Section 1504(a) of the Code) or any consolidated, combined or unitary group (under state or local law) of which the Company or any such Subsidiary is or has been a member (each, an "AFFILIATED GROUP") with any Person (other than the Company or any current Subsidiary thereof) for any taxable period for which, to the Company's Knowledge, the statute of limitations has not expired.

                  (4) Except as set forth in Section 4.8(c)(4), all material Taxes which the Company and each or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                  (5) No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

                  (6) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof (other than Parent and its affiliates) and any other party under which Parent, Merger Subsidiary, the Company or any of the Company's Subsidiaries could be liable for any Taxes or other claims of, or could otherwise have any liability or obligation to, any party after the Closing Date.

                  (7) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                  (8) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

                  (9) Neither the Company nor any of its Subsidiaries is a party to any agreement that would require (including as a result of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement) the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

                  (10) The Company and each of its Subsidiaries have delivered or made available to Parent and Merger Subsidiary true, complete and correct copies of each of the Tax Returns for income Taxes filed on behalf of the Company and each of its Subsidiaries for the 1999, 2000 and 2001 tax years.

         Section 4.9. Title to Properties; Owned and Leased Real Properties; No Liens. (a) The Company and each of its Subsidiaries has, in the case of Leased Real Property and leased assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including all such properties and assets reflected in the Company's consolidated balance sheet as of December 31, 2002 contained in the Company SEC Documents, except as indicated in the notes thereto or as sold or otherwise disposed of in the ordinary course of business after such date, and (ii) all the material tangible properties and assets that have been purchased by the Company or any of the Subsidiaries since December 31, 2002, except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens, except for Permitted Liens.

         (b) The Company has no Owned Real Property.

         (c) Section 4.9(c)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Leased Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in all Leased Real Property, free and clear of any and all Liens except for Permitted Liens. Except as set forth in Section 4.9(c)(ii), each lease with respect to the Leased Real Property is in full force and effect in accordance with its terms in all material respects; in each case, the Company or its Subsidiary, as applicable, has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder in any material respect, and, to the Knowledge of the Company, there exists no default or event, occurrence, condition or act (including the Transactions) which, with the giving of notice, the lapse of time or the happening of any further event or condition (including the Transactions), would become a default in any material respect under such lease. Except as set forth in Section 4.9(c)(iii), neither the Company nor any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the Company's Knowledge, all of the covenants to be performed by any other party under any such lease have been fully performed in all material respects. The Company has, prior to the date of this Agreement, made available to Parent true, complete and correct copies of each lease or other agreement (including, in each case, any and all amendments, modifications and supplements thereto) with respect to each Leased Real Property as set forth in
Section 4.9(c) of the Company Disclosure Letter.

         (d) All of the Company's and its Subsidiaries' material personal property, including computers, electronics, leasehold improvements, furnishings, machinery and equipment, is in good repair (ordinary wear and tear excepted), has been well maintained, is in good working order and, to the knowledge of the Company, materially complies with all applicable Laws.

         (e) Except as set forth in Section 4.9(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is contractually obligated to undertake or pay for the restoration or removal of any alterations or improvements or the repair of any damages (including any such damages arising from lapses of maintenance) with respect to any Leased Real Property which is reasonably likely to cost in excess of $100,000 in the aggregate except to the extent that such restoration, removal, alteration, improvement or repair is specifically provided for on the Balance Sheet.

         Section 4.10. Intellectual Property. (a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all of the (i) Registered and material unregistered Owned Intellectual Property and (ii) Licensed Intellectual Property (other than Computer Software that is readily commercially available for $100,000 or less) used by the Company, separated into the following categories: (A) Licensed Intellectual Property that is separate from the Products (i.e., an add-on Product) that is sold or licensed (bundled) together with one or more products and (B) Licensed Intellectual Property not licensed by the Company and its Subsidiaries to customers but used internally by the Company or its Subsidiaries.

         (b) Except as set forth in Section 4.10(b) of the Company Disclosure Letter, to the Company's Knowledge, all Owned Intellectual Property is valid, subsisting and enforceable. Except as set forth in Section 4.10(b) of the Company Disclosure Letter, no Owned Intellectual Property (i) has been adjudicated invalid or unenforceable, (ii) has been abandoned or cancelled (excepting any expirations in the ordinary course), or (iii) is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company's or its Subsidiaries' rights thereto. To the Company's Knowledge, no Licensed Intellectual Property has been abandoned, cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company's or the Subsidiaries' rights thereto. The Company has taken commercially reasonable steps to ensure that the Owned Intellectual Property has been marked where appropriate with notices and legends as permitted by Federal and State laws or otherwise permitted to indicate the Company's or its Subsidiaries' patent, trademark, copyright, confidential, proprietary, and other Intellectual Property rights in such Owned Intellectual Property.

         (c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, the Company and its Subsidiaries own or have the right to use all Intellectual Property currently used in their business. All rights in and to the Owned Intellectual Property are free of all Liens and are fully assignable by the Company and the Subsidiaries to any Person, without payment, consent of any Person or other condition or restriction and, after giving effect to the Asset Purchase, good and valid title to the Purchased Assets will vest in Acquisition Subsidiary. The Owned Intellectual Property and Licensed Intellectual Property is sufficient to operate the business of the Company as currently conducted. Except as set forth in Section 4.10(c) of the Company Disclosure Letter, no Person other than the Company has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property.

         (d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, the Company has no Knowledge of any (i) suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding (collectively, "Suit") that is pending alleging that the Company or the Subsidiaries have violated any Intellectual Property rights of any Person, (ii) claim that has been threatened or asserted against the Company or the Subsidiaries or any of their indemnitees (as indemnities under a Customer Agreement) alleging a violation of any Intellectual Property rights of any Person, (iii) violation by the Company or the Subsidiaries of any Person's Intellectual Property rights, or (iv) information that would constitute a reasonable basis for any of the foregoing.

         (e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Suit is pending relating to any Customer Agreement or Licensed Intellectual Property Agreement, including any Suit alleging that the Company or the Subsidiaries or another person has breached any Customer Agreement or Licensed Intellectual Property Agreement or that any such agreement is invalid or unenforceable. No such Suit has been threatened or asserted in writing and, to the Knowledge of the Company, none has been threatened or asserted orally or electronically. To the Company's Knowledge (but without inquiry) there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or the Subsidiaries or the other signatory under any Customer Agreement or Licensed Intellectual Property Agreement. No party to any Customer Agreement or Licensed Intellectual Property Agreement has given the Company or the Subsidiaries (i) notice of its intention to cancel or terminate any Customer Agreement or Licensed Intellectual Property Agreement or (ii) written notice that it will not renew any Customer Agreement or Licensed Intellectual Property Agreement.

         (f) No Suit is pending concerning the Owned Intellectual Property, including any Suit alleging that the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries. No such Suit has been threatened or asserted in writing and, to the Knowledge of the Company, none has been threatened or asserted orally or electronically. To the Company's Knowledge (but without inquiry), no valid basis for any such Suits or claims exists.

         (g) Except as set forth in Section 4.10(g) of the Company Disclosure Letter, the Company has no Knowledge that any Person is violating any Owned Intellectual Property or any material Licensed Intellectual Property.

         (h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter, the Company and the Subsidiaries have timely made all filings, recordations, and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property and reflecting the Company or a Subsidiary as the owner thereof. Except as set forth in Section 4.10(h) of the Company Disclosure Letter, no due dates for filings or payments concerning the Registered Trademarks (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) falling due within ninety (90) days of the Closing Date, whether or not such due dates are extendable.

         (i) Except as set forth in a Customer Agreement or other agreement with a customer of the Company, in each case with respect to source code comprising the Company's Products, the Company and the Subsidiaries have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses (including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons who are authorized to use Company Trade Secrets). To the Company's Knowledge except as set forth in a Customer Agreement or other agreement with a customer of the Company, in each case with respect to source code comprising the Company's Products, none of the Company Trade Secrets have been disclosed to any Person unless such Person executed appropriate confidentiality agreements prohibiting the unauthorized use or disclosure of such

Company Trade Secrets and containing other terms as reasonably necessary or appropriate for the protection and maintenance of such Company Trade Secrets.

         (j) To the Company's Knowledge, no current or former Company or Subsidiary employee is or was a party to any confidentiality agreement and/or agreement not to compete that forbids or forbade at any time during such employee's employment by the Company or a Subsidiary the activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee's employment by the Company or a Subsidiary.

         Section 4.11. Products. (a) Except as set forth in Section 4.11(a) of the Company Disclosure Letter, the Company is the sole and exclusive owner of the Products and all constituent parts thereof (excluding Licensed Intellectual Property).

         (b) Except as set forth in Section 4.11(b) of the Company Disclosure Letter, to the Company's Knowledge, the Products perform in all material respects in accordance with the Ancillary Product Materials and applicable Customer Agreement. No Disabling Devices were embedded in the Products by the Company or any Subsidiary and, to the Company's Knowledge, the Products do not contain any Disabling Devices.

         (c) The source code for the Products will compile into executable object code. To the Company's Knowledge, the source code, Ancillary Product Materials and other Documentation, to the extent pertaining to the Products are accurate and sufficiently documented to enable a Computer Software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise use the material aspects of the Products.

         (d) Section 4.11(d) of the Company Disclosure Letter contains (i) true and complete copies of the Company's current versions of its standard Customer Agreements, (ii) true and complete list of the names of the top 25 revenue generating customers under the Customer Agreements and copies of the foregoing Customer Agreements have been made available to Merger Subsidiary, and (iii) a list of any Customer Agreement which contains any provision that allows the customer to acquire ownership interest in or to the Product.

         (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has granted to any Person, and no Person, other than the Company (including any independent contractors who have performed services for the Company or the Subsidiaries), is authorized to produce, support, maintain, distribute, sublicense, or resell any of the Products. Except as set forth in Section 4.11(e) of the Company Disclosure Letter, there are no exclusive arrangements between the Company or any of the Subsidiaries and any other Person to license, sublicense, sell, use or distribute any of the Products. Section 4.11(e) of the Company Disclosure Schedule sets forth a true and complete list of all agreements by the Company or the Subsidiaries with resellers of the Products and all agreements pursuant to which the Company or the Subsidiaries are resellers of products.

         (f) All third party rights to use any future version of the Products is governed by a Customer Agreement.

         (g) Section 4.11(g) of the Company Disclosure Letter sets forth a true and complete list of customer names for all Customer Agreements.

         (h) Except with respect to the Company's or a Subsidiaries' obligation to provide general maintenance services pursuant to a Customer Agreement and except as set forth in Section 4.11(h) of the Company Disclosure Letter, no Customer Agreement or other agreement obligates the Company or any of the Subsidiaries to develop or provide any specific improvement, enhancement, change in functionality or other alteration in the performance of the Products.

         Section 4.12. Agreements, Contracts and Commitments. Except for Contracts filed as exhibits to Company SEC Documents pursuant to Item 601 of Regulation S-K and listed on the exhibit index to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002 ("SEC CONTRACTS"), or as disclosed in Section 4.12 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract currently in effect and of the following nature (collectively, the "COMPANY MATERIAL CONTRACTS"):

         (a) Contracts (other than Benefit Plans, which are covered under Section 4.15) with any current or former employee, director or officer of, or consultant of or to, the Company or any of its Subsidiaries under which the Company or its Subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

         (b) Contracts that (x) involve the performance by the Company or any of its Subsidiaries of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended December 31, 2002) in excess of $100,000 annually or (y) involve payments by the Company or any of its Subsidiaries in excess of $50,000 annually, unless terminable by the Company on not more than 30 days notice without material penalty;

         (c) Contracts (i) for the sale of assets of the Company or any of its Subsidiaries involving aggregate consideration of $50,000 or more (other than licenses of Products in the ordinary course of business), or (ii) for the grant to any Person of any preferential rights to purchase any material amount of assets or any material asset of the Company or any of its Subsidiaries;

         (d) Contracts for the acquisition, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner having the same or similar effect, any business or any Person or assets of any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

         (e) Contracts (including loan agreements, credit agreements, notes, bonds, mortgages or other agreements, indentures or instruments) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness shown on the Company's balance sheet as of December 31, 2002 included in the Company SEC Documents and immaterial leases for telephones, copy machines, facsimile machines and other office equipment);

         (f) Loans or advances to (other than advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination, and $50,000 in the aggregate on any date of determination), or investments in, any Person, other than the Company or a Subsidiary, or any Contracts relating to the making of any such loans, advances or investments or any Contracts involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice);

         (g) Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement (including any franchising agreement);

         (h) Contracts to be performed relating to capital expenditures of the Company and/or its Subsidiaries with a value in excess of $20,000 in any fiscal year, or in the aggregate capital expenditures of the Company and/or its Subsidiaries with a value in excess of $200,000;

         (i) Contracts relating to any material Company Permits;

         (j) Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

         (k) Contracts containing covenants purporting to restrict the Company or any of its Subsidiaries or its or their affiliates from competing with or otherwise materially restraining, limiting or impeding the Company's or any of its Subsidiaries' ability to compete with any Person or conduct any business or line of business or which materially restrict any other Person from competing with the Company, any of its Subsidiaries or any of its or their affiliates;

         (l) Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than Contracts entered into in the ordinary course of business);

         (m) Contracts required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

         (n) Contracts required to be filed under Item 601(b)(10) of Regulation S-K under the Securities Act; and

         (o) Contracts that contain minimum annual purchase obligations (take-or-pay) or that contain penalties or repricing provisions (e.g., "retroactive discounts") if certain minimum quantities are not purchased in excess of $10,000 individually and $50,000 in the aggregate.

Each Company Material Contract and SEC Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company's Knowledge, each other party thereto, except as would not reasonably be expected to

(x) result in a material loss or liability to the Company or its Subsidiaries or
(y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets. There exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) on the part of the Company or any Subsidiary or, to the Company's Knowledge, on the part of any other party to any Company Material Contract that, with the giving of notice or the lapse of time or both, would become a default or event of default under any Company Material Contract or SEC Contract that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

         Section 4.13. Litigation. (a) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 4.13 of the Company Disclosure Letter, there are no Actions or Proceedings pending against or, to the Company's Knowledge, threatened against or binding upon the Company or any of its Subsidiaries, or any of their respective properties or rights that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries, (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or (z) prevent the transactions contemplated by this Agreement.

         (b) Neither the Company nor any of its Subsidiaries is a party to any Governmental Directive mandating any conduct material to the business or operations of the Company and its Subsidiaries or prohibiting any conduct material to the business or operations of the Company and its Subsidiaries by any of them or subject to any commitment letter or similar undertaking material to the business or operations of the Company and its Subsidiaries executed in connection with any such Governmental Directive or has adopted any board resolution with respect to any such Governmental Directive.

         Section 4.14. Environmental Matters. (a) The operations of the Company and its Subsidiaries are in compliance with Environmental Laws, except for such noncompliance that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

         (b) Each of the Company and its Subsidiaries has obtained and is in compliance with all necessary permits or authorizations required under Environmental Laws, except for such failure to have, or noncompliance with, such permits or authorizations that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect with respect to the Company and its Subsidiaries.

         (c) There has been no release to the environment of any substances defined as hazardous under any Environmental Law associated with any Company operations at any of the properties operated by the Company and its Subsidiaries while such properties were operated by the Company or any of its Subsidiaries that could reasonably be expected to result in a material liability to the Company.

         (d) No claims have been asserted against the Company or any of its Subsidiaries under any Environmental Law ("ENVIRONMENTAL CLAIMS"), nor has the Company or any of its Subsidiaries received written notice of any threatened or pending Environmental Claims against the Company or any of its Subsidiaries and, to the Company's knowledge, there is no valid basis for any such Environmental Claim that could reasonably be expected to result in material liability to the Company.

         Section 4.15. Employee Benefit Plans. (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Benefit Plans. The Benefit Plans are in substantial compliance with the requirements of all applicable Laws and each Benefit Plan has been operated, maintained and administered in substantial compliance with its terms. There are no pending, nor, to the Company's Knowledge, has the Company or any of its Subsidiaries received notice of any threatened, Actions or Proceedings, against or otherwise involving any of the Benefit Plans and their assets. All contributions required to be made as of the date of this Agreement to the Benefit Plans have been made or provided for.

         (b) (i) Any U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and no Benefit Plan has been amended since the effective date of its most recent determination letter prior to the end of its remedial amendment period, in any material respect that would result in its disqualification; (ii) each of the Company, its Subsidiaries and each of their Affiliates has submitted each U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code for a determination letter in accordance with Revenue Procedure 2001-55; (iii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (contingent or otherwise) under Title IV of ERISA (other than for the payment of premiums, none of which are overdue) or has incurred or expects to incur any liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived; (iv) neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA"); (v) except as set forth in Section 4.15(b)(v) of the Company Disclosure Letter, any U.S. Benefit Plan providing for health and welfare benefits is fully insured; (vi) no reportable event (as defined in Section 4043(c) of ERISA) has occurred or is expected to occur with respect to any Pension Plan; (vii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a "multiemployer plan" under Title IV of ERISA and no event or condition has occurred which would be expected to cause the Company, any Subsidiary of the Company, or any ERISA Affiliate to incur such withdrawal liability; or (viii) neither the Company, any Subsidiary of the Company nor any of their ERISA Affiliates has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any U.S. Benefit Plan, or has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA). Except as set forth in Section 4.15 of the Company Disclosure Letter, the execution of this Agreement and consummation of the Merger as set forth therein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness or indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries (whether or not any such payment would constitute a "parachute payment" or "express parachute payment" within the meaning of Section 280G of the Code).

         (c) Except as set forth in Section 4.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any Affiliate of the Company maintains or is required to contribute to any Foreign Pension Plan to which the Company would have any liability.

         (d) Except as set forth in Section 4.15(d) of the Company Disclosure Letter, and as required under Section 4980B of the Code or other applicable Law, neither the Company nor any of its Subsidiaries has any obligation to provide post-retirement or post-termination of employment, health or life benefits to current or former employees. Except as set forth in Section 4.15(d) of the Company Disclosure Letter, any continuation coverage provided under any welfare benefits plan complies with Section 4980B of the Code and is at the expense of the participant or beneficiary.

         (e) Any terminated Benefit Plan has been terminated in accordance with applicable Laws and all benefits under any such terminated Benefit Plan have been made in accordance with the terms of such Benefit Plan.

         (f) Each Benefit Plan may be amended or terminated at any time after the Closing Date without liability to the Company.

         (g) The Company has made available to Parent and Merger Subsidiary true and complete copies of the Benefit Plans, together with all amendments thereto, and to the extent applicable (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent accountant's report, if any; and (iv) the most recent Internal Revenue Service determination letter.

         Section 4.16. Compliance with Laws. Neither the Company nor any of the Subsidiaries are in violation of, nor have any of them received any notice alleging any such violation with respect to, any applicable provisions of any Laws the violation of which could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's Knowledge, threatened, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct the same that could reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

         Section 4.17. Permits and Licenses. The Company and each of the Subsidiaries have obtained and have complied with, and are in compliance with, all Company Permits and there has not occurred any default under any such Company Permit and no Action or Proceeding has been filed or commenced against any of them alleging any failure to so comply, except such failure to obtain, noncompliance, default, Action or Proceeding as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. There are no material oral or written understandings or waivers between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other, with respect to any material Company Permit.

         Section 4.18. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

         (b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no material pending or to the Company's Knowledge threatened labor strike, or dispute, walkout, work stoppage, slow-down, lockout or organizational effort involving employees of the Company or any of its Subsidiaries, (ii) (x) as of the date hereof, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company's Knowledge, threatened and (y) as of the Effective Time there will be no material unfair labor practice charge or complaint against the Company or any of its Subsidiaries, either pending or, to the Company's Knowledge, threatened; (iii) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. Section 151 et seq.) exists or, to the Company's Knowledge, is threatened with respect to the Company's or any of its Subsidiaries' operations, (iv) there are no material occupational health and safety claims against the Company or any of its Subsidiaries, and (v) except as set forth in Section 4.18(b) of the Company Disclosure Letter, (x) as of the date hereof there are no complaints, charges, or claims against the Company or any of its Subsidiaries pending, or to the Company's Knowledge threatened in writing to be brought or filed, and (y) as of the Effective time there will be no material complaints, charges, or claims against the Company or any of its Subsidiaries pending, or to the Company's Knowledge threatened in writing to be brought or filed with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company.

         (c) Neither the Company nor any of its Subsidiaries has effectuated (i) a "PLANT CLOSING" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any Subsidiary; or (ii) a "MASS LAYOFF" (as defined in the WARN
Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company and/or any Subsidiary been engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and none of the affected employees has suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) since ninety days prior to the date hereof. Neither the Company nor any of its Subsidiaries has incurred any material liability under the WARN Act or similar state laws which remains unpaid of unsatisfied.

         (d) Except as set forth in Section 4.18(d) of the Disclosure Letter,
(i) the Company and its Subsidiaries are in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, (ii) the Company and its Subsidiaries are in material compliance with all laws governing the employment of its employees, including, but not limited to, all such federal, state, and local laws relating to wages, hours, collective bargaining, discrimination, retaliation, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes, (iii) no employee or independent contractor has filed a complaint for which the Company has received notice and the Company has not conducted any internal investigation regarding conduct that may constitute a violation of any federal, state or local law governing employment,
(iv) since December 31, 2002, no officer or employee of the Company or any of its Subsidiaries has received, and no officer has given, notice to terminate his employment, (v) there are no officers or employees of the Company or any of its Subsidiaries who are on secondment, maternity leave or absent on grounds of disability, military or other leave of absence (other than normal holidays or absence due to illness), (vi) the Sellers and the Company and its Subsidiaries have complied with their material obligations to inform and consult with trade unions and other representatives of workers and to send notices to relevant governmental officials, (vii) the Company and its Subsidiaries have maintained adequate and suitable records regarding the service of their directors, officers and employees and such records comply with requirements of data protection legislation regarding the processing and storage of personal data on individuals except as would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets and (viii) the Company and its Subsidiaries have not entered into any agreement and no event has occurred which may involve the Company and its Subsidiaries in the future acquiring any undertaking or part of one such that the Transfer Regulations may apply thereto except as would not reasonably be expected to (x) result in a material loss or liability to the Company or its Subsidiaries or (y) interfere in a material manner with the business or operations of the Company and its Subsidiaries or the ownership of their properties or assets.

         (e) All salaries and wages and other benefits, bonuses and commissions of all directors, officers or employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full, including but not limited all payments due under the 2002 Results Incentive Plan and the 2002 Utilization Bonus Plan and the 2002 Sales/Business Solutions Plan.

         (f) Neither the Company nor its Subsidiaries have entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with their respective employees.

         (g) Except as set forth in Section 4.18(g) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

         (h) Except as set forth in Section 4.18(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written: (i) agreement with any executive officer or employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the payment or terms of which are accelerated or materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciate right plan, restricted stock plan, stock purchase plan, severance benefit plan, insurance plan or arrangement (including with respect to life, health, or disability insurance) or with respect to the premium therefore, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement (such agreements and plans referred to in clause (i) or (ii), collectively, the "EXECUTIVE AGREEMENTS").

         (i) All current employees of the Company and its Subsidiaries have signed the Employee Proprietary Information and Inventions Agreement.

         Section 4.19. Insurance. Section 4.19 of the Company Disclosure Letter sets forth the material insurance coverages maintained by the Company and its Subsidiaries. The Company has made available to Parent and Merger Subsidiary copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured, additional insured or loss payee (including those pertaining to the Company's or any of its Subsidiaries' assets, employees or operations) (collectively, the "INSURANCE POLICIES") and (a) each of the Insurance Policies is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full and cover against the risks of the nature normally insured against by entities in the same or similar lines of business as the Company and its Subsidiaries in coverage amounts typically and reasonably carried by such entities, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other material adverse manner) by reason of the Merger, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) to the Knowledge of the Company, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (e) to the Knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion.

         Section 4.20. Information in Proxy Statement. The Proxy Statement when distributed or otherwise disseminated to the Company's stockholders, as applicable, will comply as to form in all material respects with all applicable requirements of the Exchange Act and other applicable Laws. If at any time prior to the date of the Special Meeting any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies as to form in all material respects with the Exchange Act and any other applicable Laws.

         Section 4.21. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Updata Capital, Inc., dated May 8, 2003, a true, complete and correct signed copy of which shall be delivered to Parent promptly after receipt of a written copy thereof by the Company, to the effect that, as of the date of such written opinion and on the basis of and subject to the assumptions set forth therein, the Cash Merger

Consideration to be received in the Merger by the holders of Company Common Stock, is fair to such holders from a financial point of view, and such opinion has not been withdrawn or modified as of the date of this Agreement. The Company has been authorized by Updata Capital, Inc. to permit the inclusion of such fairness opinion in the Proxy Statement.

         Section 4.22. Brokers. No agent, broker, Person or firm acting on behalf of the Company or any of its Subsidiaries other than Updata Capital, Inc. is or will be entitled to any advisory commission or broker's or finder's fee from any of the Parties (or their respective Affiliates) in connection with this Agreement or any of the transactions contemplated hereby. All amounts paid, or which are or will be payable, to Updata Capital, Inc. arising out of or in connection with this transaction are set forth on Section 4.22 of the Company Disclosure Letter.

         Section 4.23. Voting Requirements. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock held by Company Stockholders is the only vote of the holders of any class or series of the Company's capital stock or other securities of the Company necessary under applicable law or stock exchange (or similar self-regulatory organization) regulations to adopt this Agreement and approve the Transactions contemplated hereby and for consummation by the Company of the Transactions contemplated hereby.

         Section 4.24. Rights Agreement. The Company has amended the Rights Agreement (without redeeming the Rights (as such term is defined in the Rights Agreement) identified therein), (a) to render the Rights Agreement inapplicable with respect to this Agreement, the Voting Agreement and Transactions (b) so that (i) neither the Parent nor the Merger Subsidiary nor any of their "Affiliates" or "Associates" (as such terms are defined in the Rights Agreement) is considered to be an "Acquiring Person", "Interested Stockholder" or "Transaction Person" (as such terms are defined in the Rights Agreement) as a result of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Transactions and (ii) the provisions of the Rights Agreement, including the occurrence of a "Distribution Date", a "Shares Acquisition Date" or a "Transaction" (as such terms are defined in the Rights Agreement) and Sections 11(a)(ii) and 13(a) of the Rights Agreement, are not and shall not be triggered by reason of the announcement or execution of this Agreement or the Voting Agreement or the consummation of the Transactions and
(c) to cause the Rights to expire immediately prior to the Effective Time.

         Section 4.25. State Takeover Statutes. The Board of Directors of the Company has taken any and all requisite action so that neither the restrictions on "business combinations" set forth in Section 203 of the DGCL, nor any other "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws of any state other than the State of Delaware, will apply to this Agreement or the Voting Agreement or to the Merger or any of the other Transactions.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT,
                  ACQUISITION SUBSIDIARY AND MERGER SUBSIDIARY

         Each of Parent, Acquisition Subsidiary and Merger Subsidiary hereby represents and warrants to the Company that:

         Section 5.1. Organization. Each of Parent, Merger Subsidiary and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of Parent, Merger Subsidiary and Acquisition Subsidiary is duly qualified or licensed to do business, and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or assets owned, operated and leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing has not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent, Merger Subsidiary or Acquisition Subsidiary or materially impair the ability of either Parent, Merger Subsidiary or Acquisition Subsidiary to consummate the transactions contemplated hereby. Each of Parent, Merger Sub and Acquisition Subsidiary has, prior to the date of this Agreement, delivered to the Company true, complete and correct copies of their respective Certificate of Incorporation and the By-laws (or other comparable governing documents), in each case as amended and in full force and effect as of the date of this Agreement.

         Section 5.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Subsidiary and Acquisition Subsidiary has full corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent, Merger Subsidiary and Acquisition Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by it prior to or at the Effective Time and the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by the Board of Directors of each of Parent, Merger Subsidiary and Acquisition Subsidiary, and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary, no other corporate action on the part of Parent, Merger Subsidiary or Acquisition Subsidiary is necessary to authorize the execution, delivery and performance by Parent, Merger Subsidiary and Acquisition Subsidiary of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement and each instrument required hereby to be executed and delivered prior to the Effective Time has been duly executed and delivered by each of Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case maybe, enforceable against each of them in accordance with its terms.

         Section 5.3. Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent, Merger Subsidiary and Acquisition Subsidiary does not, and the consummation by Parent, Merger Subsidiary and Acquisition Subsidiary of the Transactions and the compliance by Parent, Merger Subsidiary and Acquisition Subsidiary with the applicable provisions of this Agreement will not:

         (a) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-laws of Parent or the Certificate of Incorporation or the By-laws of Merger Subsidiary or Acquisition Subsidiary;

         (b) require any filing, recordation, declaration or registration with, or permit, order, authorization, consent or approval of, or action by or in respect of, or the giving of notice to, any Governmental Entity, except for (i) the Governmental Approvals with respect to the Merger and the transactions contemplated hereby and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all other filings or recordings required under the DGCL and appropriate documents with the relevant authorities of other states in which Parent, Merger Subsidiary or Acquisition Subsidiary qualified to do business;

         (c) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, give rise to any penalty, right of amendment, modification, renegotiation, termination, cancellation, payment or acceleration or any right or obligation or loss of any material benefit or right under, or result in the creation of any Liens upon any of the properties or assets of Parent, Merger Subsidiary or Acquisition Subsidiary under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, license, sublicense, franchise, permit, concession, agreement, contract, obligation, commitment, understanding, arrangement, franchise agreement or other instrument, obligation or authorization applicable to Parent, Merger Subsidiary or Acquisition Subsidiary, or by which any such Person or any of its properties or assets may be bound; or

         (d) violate or conflict with any Laws applicable to Parent, Merger Subsidiary or Acquisition Subsidiary or by which any of their properties or assets may be bound;

excluding from preceding clauses (b), (c) and (d) such matters that have not resulted in and would not reasonably be likely to result in, individually or in the aggregate, a material adverse effect on either Parent, Merger Subsidiary or Acquisition Subsidiary and would not materially impair the ability of either Parent, Merger Subsidiary or Acquisition Subsidiary to consummate the Transactions.

         Section 5.4. Sufficiency of Funds. At the Closing of the Asset Purchase and at the Effective Time, as applicable, (x) Parent shall have funds on hand or available financing in an amount sufficient to pay (i) all of the Cash Merger Consideration, (ii) all of the Option Consideration, and (iii) all fees and expenses payable by Parent, Merger Subsidiary and/or Acquisition Subsidiary related to the transactions contemplated by this Agreement and the Ancillary Agreements and (y) Acquisition Subsidiary shall have funds on hand or available financing in an amount sufficient to pay the Purchase Price. Upon completion of the Transactions (including, without limitation, the deposit of the Payment
Fund), the Parent intends that the Surviving Corporation will have cash and cash equivalents of at least $5 million and

Parent will not cause Surviving Corporation to incur any indebtedness in connection with the consummation of the Transaction. At the Effective Time, Acquisition Subsidiary shall enter into a license with the Surviving Corporation to provide the Surviving Corporation with such rights in the Owned Intellectual Property as are necessary to conduct the business of the Surviving Corporation with respect to its currently existing properties and assets in substantially the same manner that it was conducted prior to the sale of the Owned Intellectual Property.

         Section 5.5. Information in Proxy Statement. None of the information supplied or to be supplied by Parent, Merger Subsidiary and/or Acquisition Subsidiary in writing relating to Parent, Merger Subsidiary, Acquisition Subsidiary or any Affiliate thereof (other than the Company or any of its Subsidiaries), as the case may be, expressly for inclusion or incorporation by reference in the Proxy Statement, any amendment or supplement thereto or any other documents filed with the SEC by the Company in connection with the Transactions, when supplied to the Company, when filed with the SEC and, in case of the Proxy Statement, when mailed to the stockholders of the Company and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent, Merger Subsidiary and Acquisition Subsidiary make no representation or warranty with respect to any information supplied by the Company in writing relating to the Company or any Affiliate thereof (other than Parent, Merger Subsidiary or Acquisition Subsidiary) expressly for inclusion or incorporation by reference in the Proxy Statement.

         Section 5.6. Litigation. (a) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent, Merger Subsidiary or Acquisition Subsidiary and (b) neither Parent, Merger Subsidiary nor Acquisition Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent's, Merger Subsidiary's or Acquisition Subsidiary's ability to consummate the Merger.

         Section 5.7. Ownership of Merger Subsidiary; No Prior Activities.

         (a) Each of Merger Subsidiary and Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

         (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, neither Merger Subsidiary nor Acquisition Subsidiary has, and neither Merger Subsidiary nor Acquisition Subsidiary will have, incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         Section 5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Subsidiary or Acquisition Subsidiary.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1. Interim Operations of the Company. Except as (i) set forth on Section 6.1 of the Company Disclosure Letter, (ii) expressly provided herein or (iii) consented to in writing by Parent (such consent not to be unreasonably withheld), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve its and its Subsidiaries' business organization, assets and properties, keep available the services of its officers and key employees and maintain and preserve its advantageous business relationships with customers, clients, suppliers and others having material business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld) except as otherwise contemplated by Section 6.1 of the Company Disclosure
Letter:

         (a) except as contemplated by Section 2.1, amend its Amended and Restated Certificate of Incorporation, as amended, or By-laws or comparable governing documents;

         (b) sell, transfer or pledge or agree to sell, transfer or pledge any shares of capital stock or other equity interests owned by it in any other Person;

         (c) declare, set aside or pay any dividend or other distribution payable in cash, securities or other property with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock (or other equity interests) or other securities of the Company or any of its Subsidiaries, other than the making of a dividend or other distribution by a wholly-owned Subsidiary to another wholly-owned Subsidiary or to the Company, or any other change in the capital structure of the Company on any of its Subsidiaries;

         (d) except as contemplated by Sections 2.1 and 3.1 or as set forth in
Section 6.1(d) of the Company Disclosure Letter, issue or sell, or authorize to issue or sell, any shares of its capital stock (whether unrestricted or restricted) or any other securities (equity or debt) of the Company or any of its Subsidiaries, or issue or sell, or authorize to issue or sell, any securities (equity or debt) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock of any class of the Company or Voting Debt or other securities (equity or debt), or make any other change in its capital structure, except for the possible issuance by the Company of shares of Company Common Stock pursuant to the terms of any Options outstanding on the date hereof and disclosed in Section 4.2(a) of the Company Disclosure Letter;

         (e) acquire, authorize or make (or commit to make) any investment in, or make any capital contribution to, any Person;

         (f) make (or commit to make), or enter into any Contracts (or any amendments, modifications, supplements or replacements to existing Contracts) to be performed relating to the making of capital expenditures in excess of $25,000 in any calendar year, or in the aggregate for capital expenditures with a value in excess of $100,000;

         (g) acquire, by merging or consolidating with, by purchasing an equity interest in or by purchasing all or a portion of the assets of, or by any other manner, any business or any Person (other than the purchase of equipment, inventories and supplies in the ordinary course of business consistent with past practice);

         (h) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Permitted Lien) or otherwise encumber any material assets or other assets that have a value individually in excess of $10,000 other than with respect to (i) transactions between a wholly-owned Subsidiary of the Company and the Company or between wholly-owned Subsidiaries of the Company, (ii) dispositions of excess or obsolete assets in the ordinary course of business consistent with past practice and (iii) leases, licenses or sales of the Company's software or other assets in the ordinary course of business consistent with past practice;

         (i) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect as of the date hereof or required by applicable law or contemplated by Section 3.4 or as set forth in
Section 6.1(i) of the Company Disclosure Letter, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except for immaterial increases to employees who are not officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) or grant any severance or termination pay not currently required to be paid under existing severance plans, (ii) enter into, amend, modify, supplement or replace any employment, benefit (including with respect to life or disability insurance or with respect to premiums therefor), consulting or severance agreement, policy or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or (iii) establish, adopt, enter into or amend, modify, supplement, replace or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, benefit (including with respect to life or disability insurance or with respect to premiums therefor), pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the collective benefit of any directors, officers or employees (it being understood and agreed that in no event shall the Company or any of its Subsidiaries amend, modify, supplement, replace or terminate the policy in effect on the date hereof and described in Section 6.1(i) of the Company Disclosure Letter, with respect to suspension of any increases in the compensation or other remuneration of directors, officers and other employees of the Company and its Subsidiaries);

         (j) except as may be required by applicable law, GAAP or SEC rule, make any change in any of its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income tax purposes;

         (k) except as contemplated by Sections 2.1 and 3.1 or as set forth in
Section 6.1(k) of the Company Disclosure Letter, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal, except as expressly permitted in
Section 6.3;

         (l) (i) incur, assume, modify or prepay any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations or indebtedness of another Person, other than indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or guarantees of indebtedness of the Company or any direct or indirect wholly-owned Subsidiary of the Company, or enter into any capital lease in each case, in an amount in excess of $10,000, or (ii) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company, except, in the case of preceding clauses (i) and (ii), for loans, extensions of credit or advances constituting trade payables or receivables arising in the ordinary course of business and in the case of preceding clause (ii), for advances to employees in respect of travel and entertainment expenses in the ordinary course of business in amounts of $10,000 or less to any individual on any date of determination and $50,000 in the aggregate outstanding on any date of determination;

         (m) except as provided by this Agreement or described in the Company Disclosure Letter, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, restricted stock, insurance (including arrangements or agreements for the premiums therefor) or other compensation or benefits;

         (n) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of (A) liabilities reflected or reserved against in the December 31, 2002 balance sheet included in the Company SEC Documents or (B) liabilities (other than litigation) subsequently incurred in the ordinary course of business consistent with past practice and (ii) other claims, litigation, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $25,000;

         (o) plan, announce, implement or effectuate any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, other than routine employee terminations in the ordinary course of business and consistent with past practice;

         (p) take any action or omit to take any action (including the adoption of any shareholder rights plan or amendments to its Amended and Restated Certificate of Incorporation, as amended, or By-laws (or comparable governing documents)) which would, directly or indirectly, restrict or impair the ability of Parent or Merger Subsidiary, as the case may be, to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by Parent or Merger Subsidiary, as the case may be, or any action which would permit any Person to acquire securities of the

Company or any of its Subsidiaries from the Company or such Subsidiary on a basis not available to Parent or Merger Subsidiary;

         (q) take any action or omit to take any action which (i) constitutes a violation of any Company Permit, which violations would result in or would reasonably be likely to result in, individually or in the aggregate, the modification, suspension, cancellation, termination of any one or more Company Permits or otherwise have or would reasonably be likely to have a material adverse impact on any customer or client contract or relationship or the nature or level of discipline imposed on account of future violations of the Laws applicable to the Company and the Surviving Corporation or (ii) would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome for the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company Permits in effect as of the date hereof in effect at all times following the Merger on the same terms as in effect on the date of this Agreement;

         (r) enter into any new material line of business or enter into any agreement that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business;

         (s) (i) file or cause to be filed any materially amended Tax Returns or claims for refund; (ii) make or rescind any material Tax election or otherwise fail to prepare all Tax Returns in a manner which is consistent with the past practices of the Company and each Subsidiary of the Company, as the case may be, with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency (A) would not or may not materially increase Parent's, the Company's or any of the Company's Subsidiaries' liability for Taxes for any period or (B) is required by Law; (iii) incur any material liability for Taxes other than in the ordinary course of business, apart from any Tax Liability that may result from the Asset Purchase; or (iv) enter into any settlement or closing agreement with a taxing authority that materially increases or would reasonably be likely to materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

         (t) fail to maintain with current or other financially responsible insurance companies insurance on its assets, tangible and intangible, and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

         (u) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions or fail to take any action that would prevent any of the foregoing from occurring.

         Section 6.2. Confidentiality. The Parties acknowledge the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein or pursuant hereto.

         Section 6.3. No Solicitation of Other Offers. (a) Each of the Company and its Subsidiaries shall, and shall cause its Affiliates and each of its and their respective Representatives to, immediately cease any discussions, activities or negotiations with any other

Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company and its Subsidiaries shall not take, and shall cause their respective Representatives not to take, any action after the date hereof (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below or in connection with the termination of this Agreement pursuant to Section 8.1(f), in accordance with the terms and under the circumstances contemplated below in this Section 6.3(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Transactions, (iii) to initiate or participate in any way in any discussions or negotiations with (other than discussions or negotiations solely related to the execution of a confidentiality agreement referred to below), or furnish or disclose any information to, any Person (other than Parent or Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their Affiliates or Representatives except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) that failure to grant such waiver or release would be inconsistent with its fiduciary duties under applicable law; provided, that so long as there has been no breach of this
Section 6.3(a), prior to obtaining the approval of the Company Stockholders contemplated by Section 6.5, in response to a written Acquisition Proposal that was not solicited after the date hereof and otherwise in compliance with its obligations under Section 6.3(c), the Company may (1) request clarifications from, or furnish information to, (but not enter into discussions with) any Person which makes such Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (C) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law or (2) participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreement, or omits restrictive provisions contained in the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal is a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside nationally recognized legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Without limiting the foregoing, Parent, Merger Subsidiary and the Company agree that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of its Subsidiaries or their respective Affiliates (other than any such Person who is an Affiliate or employee of Parent or of any of its Affiliates), whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or their respective Affiliates, shall constitute a breach by the Company of this Section 6.3(a). It is understood that no discussions with any Person shall give rise to a violation of this Section 6.3(a) if (i) the Company, its Subsidiaries or its Representatives, as applicable, did not know or have reason to know that such discussion related to an Acquisition Proposal and (ii) such discussion was immediately ceased once the Company, its Subsidiary or Representatives, as applicable, knew or had reason to know it related to an Acquisition Proposal.

         (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, Merger Subsidiary or Acquisition Subsidiary, the approval, adoption or recommendation, as the case may be, of the Transactions, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any Acquisition Agreement, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of the Company may withdraw, modify or amend such recommendation prior to obtaining the approval of the Company Stockholders contemplated by Section 6.5 if (w) the Company has complied with its obligations under this Section 6.3, (x) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least 48 hours notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisor. Any such withdrawal, modification or change shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other similar law to be inapplicable to the Transactions. During the term of this Agreement, nothing contained in this Section 6.3(b) shall limit the Company's obligation to hold and convene the meeting of the Company's Stockholders referred to in Section 6.5 and to submit this Agreement and the Transactions for adoption and approval by the Company Stockholders (including, without limitation, regardless of whether the recommendation of the Board of Directors of the Company of this Agreement or the Transactions shall have been withdrawn or modified).

         (c) In addition to the obligations of the Company set forth in Section 6.3(a), the Company shall as promptly as practicable (and in any event within 24 hours) advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within 24 hours of the receipt thereof, promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Parent fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Parent within 24 hours of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to Parent. If an event that is not caused by the Company, its Subsidiaries or any of their Affiliates or Representatives occurs which prevents the Company from complying with the timing of the information delivery requirements set forth in this Section 6.3(c), the Company shall not be deemed to be in violation of this Section 6.3(c) provided that (i) the Company acts reasonably and in good faith to supply the required information as soon as possible and (ii) such delay in the receipt of information does not adversely affect Parent in any material respect.

         (d) Nothing contained in this Section 6.3 shall prohibit the Board of Directors of the Company nor any committee thereof from (i) making and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Board of Directors of the Company determines in good faith, after consultation with outside nationally-recognized legal counsel (which may be its current outside legal counsel), that failure to make such disclosure pursuant to this clause (ii) would be inconsistent with its fiduciary duties under applicable law.

         (e) The Company shall promptly (and in any event within three Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

         Section 6.4. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, upon reasonable advance notice, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent may reasonably request. Parent, Merger Subsidiary, Acquisition Subsidiary and their Affiliates and Representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section
6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Transactions.

         Section 6.5. Special Meeting. As promptly as practicable after the execution and delivery of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold the Special Meeting, which meeting shall be held as promptly as practicable following the preparation and mailing of the Proxy Statement, and the Company agrees that this Agreement and the Transactions shall be submitted at such meeting for adoption and approval by the Company Stockholders. The Proxy Statement shall provide for separate votes by Company Stockholders on the Merger and the Asset Purchase, but shall also provide that neither shall be deemed to be approved unless both are approved by the requisite vote of the Company Stockholders. Subject to Section 6.3(b), the Company shall use its reasonable best efforts to solicit and obtain from the Company Stockholders proxies, and shall take all other action necessary and advisable to secure the vote of the Company Stockholders required by applicable law and by the Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Company to obtain their adoption of this Agreement and approval of the Transactions, and, subject to Section 6.3(b), the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Transactions at the Special Meeting and the Company agrees that it shall include in the Proxy Statement such recommendation of the Board of Directors of the Company that the Company Stockholders adopt this Agreement and approve the Transactions. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.5 during the term of this Agreement shall not be affected by (a) the commencement, public proposal, public disclosure or communication to the Company, any of its Subsidiaries or any of their respective Affiliates (or any of their respective Representatives) of any Acquisition Proposal or (b) the withdrawal or modification by the Board of Directors of the Company of its recommendation of this Agreement or the Transactions.

         Section 6.6. Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, the Company shall:

         (a) prepare and, after consultation with and review by Parent and its outside counsel, file with the SEC a preliminary proxy statement relating to the Transactions and this Agreement and use its reasonable best efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause the Proxy Statement to be mailed to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and its outside counsel (which review shall not be unreasonably delayed) and (ii), subject to Section 6.3(b), to obtain the necessary approvals of this Agreement and the Transactions by its stockholders;

         (b) promptly notify Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or the Proxy Statement or for additional information, and will promptly supply Parent and its outside counsel with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary proxy statement, the Proxy Statement or the Transactions;

         (c) promptly inform Parent and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation and approval of and in consultation with Parent and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement; and

         (d) it is expressly understood and agreed that (i) Parent, Merger Subsidiary, Acquisition Subsidiary and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy statement and any and all amendments or supplements thereto), (ii) the Company shall give Parent and its outside counsel the opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and (iii) the Company shall promptly inform Parent and its counsel of the content of all communications with the SEC and its staff relating to the Proxy Statement, this Agreement or the transactions contemplated hereby.

         Section 6.7. Cooperation. Subject to the terms and conditions provided herein, each of the Company, Parent, Merger Subsidiary and Acquisition Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions (including the satisfaction of the respective conditions set forth in Article VII), and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent, Merger Subsidiary and Acquisition Subsidiary shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their reasonable best efforts to promptly:

         (a) make any and all filings, recordations, declarations or registrations with, obtain any and all actions or non-actions, licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of, give any and all notices to, take reasonable steps to avoid an Action or Proceeding by, any and all Governmental Entities and parties to contracts with the Company and its Subsidiaries, in each case prior to the Closing Date, as are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions; it being understood and agreed that:

                  (i) the Company and its Subsidiaries shall use their reasonable best efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing all Required Merger Consents (no such Required Merger Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Merger Consent shall otherwise be on terms and conditions reasonably satisfactory to Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Merger Consent (except as may be required by the express terms of the respective Company Material Contracts);

                  (ii) the Company and its Subsidiaries shall use their commercially reasonable efforts to cooperate with Parent in any manner reasonably requested by Parent in connection with obtaining at or prior to the Closing any Required Asset Consents (no such Required Asset Consent to be conditioned on any increase in the amount payable under the applicable Company Material Contract or any reduction in the term thereof or any other material changes in the provisions thereof, except as may be required by the express terms of the applicable Company Material Contract, and such Required Asset Consent shall otherwise be on terms and conditions reasonably satisfactory to Parent); in connection with the foregoing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, make (or commit to make) any payment or otherwise provide (or commit to provide) any value or benefit to any Person in connection with obtaining any Required Asset Consent (except as may be required by the express terms of the respective Company Material Contracts); provided, to obligate or require the Company or its Subsidiaries to obtain any consent, approval or waiver in connection with the Asset Purchase;

                  (iii) each of the Parties shall expeditiously give and make any and all notices and reports required to be made by such Party to the appropriate Persons with respect to Company Permits and each of the Parties shall, prior to the Effective Time, use its reasonable best efforts to cooperate with the other in any manner reasonably requested by the other in connection with obtaining at or prior to the Closing the regulatory approvals or consents as may be required by any Governmental Entities in order to obtain and maintain in effect at all times following the Effective Time all Company Permits and other Governmental Approvals necessary to maintain continuity of its relationships with all customers and clients; without limiting the foregoing, each of the Parties shall, to the extent necessary of such Party, (A) duly and promptly file and process any and all applications necessary to obtain all required regulatory approvals or consents as a result of the consummation of the transactions contemplated by this Agreement, including the amendment of any and all documents required to be amended with respect to the existing licensees under the Company Permits and (B) duly and promptly file with all appropriate Governmental Entities, and thereafter duly process renewal applications for all of the Company's licensed Subsidiaries whose licenses will expire during the period from the date of this Agreement and until all of the respective applications shall have been approved; and

                  (iv) the Company and its Board of Directors shall, if any "fair price", "moratorium", "control share acquisition", "business combination" or other state takeover statute or similar statute, rule or regulation becomes applicable to this Agreement or the Transactions, take all action within its power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute, rule or regulation on the Transactions;

         (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed); it being understood and agreed that the Company shall promptly notify Parent of any litigation or threatened litigation (including any stockholder litigation), other than where Parent is the adverse party, against the Company and/or its directors relating to any of the transactions contemplated by this Agreement and the Company shall give Parent the opportunity to participate, in the defense or settlement of any such litigation; provided, that no settlement with respect to any such litigation shall be agreed to without Parent's prior consent (not to be unreasonably withheld or delayed); and

         (c) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

         Section 6.8. Public Disclosure. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and each of the Company and Parent shall consult with, and obtain the consent of, the other Party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other Party (which shall not be unreasonably withheld or delayed); provided, that a Party may, without consulting with or obtaining the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or by any listing agreement with a national securities exchange or automated quotation system to which Parent (or an Affiliate thereof) or the Company, as the case may be, is a party, if such Party has used reasonable best efforts to consult with the other Party and to obtain such other Party's consent, but has been unable to do so in a timely manner.

         Section 6.9. Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event known to such Party, the occurrence or non-occurrence of which has resulted in, or is reasonably likely to result in, any representation or warranty set forth in this Agreement made by such Party to be untrue or inaccurate (taking into account any materiality qualification, to the extent applicable); (b) any material failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (c) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of such Party, threatened which questions or challenges or relates to this Agreement or the consummation of any of the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice and that no such notification shall modify the representations or warranties of any Party or the conditions to the obligations of any Party hereunder. Each of the Company, Parent, Merger Subsidiary or Acquisition Subsidiary shall give prompt notice to the other Parties of any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         Section 6.10. Rights Agreement. During the term of this Agreement and prior to the Effective Time, the Company shall not, without the prior written consent of the Parent, unless required to do so by a court of competent jurisdiction (i) redeem or exchange the Rights, (ii) amend (other than, subject to the following clause (iii), to defer the "Distribution Date" (as such term is defined in the Rights Agreement) in the case of commencement of a tender or exchange offer (but not in the case of any purchase of Company Common Stock pursuant to such tender or exchange offer) that would otherwise trigger a "Distribution Date" pursuant to Section 3(a)(ii) of the Rights Agreement) or terminate the Rights Agreement or (iii) take any action which would allow any "Person" (as such term is defined in the Rights Agreement) other than Parent, Merger Subsidiary or Acquisition Subsidiary (or their Affiliates) to be the "Beneficial Owner" (as such term is defined in the Rights Agreement) of fifteen percent or more of the Company Common Stock without causing a "Distribution Date" or a "Share Acquisition Date" (as such term is defined in the Rights Agreement) to occur.

         Section 6.11. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent, Merger Subsidiary and Acquisition Subsidiary copies of each such Subsequent Filing filed with the SEC. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Subsequent Filings shall be prepared from, and shall be in accordance with, the books and records of the Company and its consolidated Subsidiaries, shall comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and shall fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.

         Section 6.12. Communication to Employees. The Company and Parent will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of its Subsidiaries with respect to the Transactions.

         Section 6.13. Indemnification of Officers and Directors; Exculpation.

         (a) Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Amended and Restated Certificate of Incorporation, as amended, and the Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

         (b) The Surviving Corporation shall obtain a prepaid insurance and indemnification policy covering the Company's current directors and officers for a period of six years from the Effective Time that provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to expend a premium in excess of $1 million for such D&O Insurance. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13).

         (c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.13.

         (d) The provisions of this Section 6.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         Section 6.14. Employee Benefits. Parent shall take all action necessary and appropriate to ensure that, following the Effective Time, Parent or the Surviving Corporation provides, or causes to be provided, compensation, vacation and leave, and employee benefit plans, programs, policies and arrangements (including medical, dental, vision, accident, life, disability and other employee welfare benefits) to those employees of the Company who will be retained by the Surviving Corporation following the Effective Time (the "RETAINED EMPLOYEES") that are substantially the same as those made available to similarly situated employees of Parent; provided, however, that any Retained Employee whose employment is terminated by Parent or the Surviving Corporation during the 90 - day period following the Effective Time shall receive severance benefits at least equal to the severance benefits that would have been provided by the Company as of the date hereof under the Company's severance plans described in
Section 4.15(a). Retained Employees shall be provided credit by Parent or the Surviving Corporation for all service with the Company, to the same extent as such service was credited for such purpose by the Company, under (x) all Company Benefit Plans for purposes of eligibility, vesting and benefit accrual under Parent's Benefit Plans, and (y) severance plans, programs and policies for purposes of calculating the amount of each such employee's severance benefits under Parent's Benefit Plans. The Surviving Corporation shall give credit to each Retained Employee for earned but unused vacation and accrued vacation. From and after the Effective Time, Parent or the Surviving Corporation shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable) under any group health plan of the Surviving Corporation to be waived with respect to Retained Employees and their dependents and (ii) give each Retained Employees credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made.

         Section 6.15. Executive Agreements. Parent shall cause the Surviving Corporation to honor and perform the Executive Agreements in accordance with their terms.

                                  ARTICLE VII

                         CONDITIONS TO EFFECT THE MERGER

         Section 7.1. Conditions to Each Party's Obligation to Effect the Transactions. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) on or prior to the Closing Date of each of the following conditions:

         (a) Stockholder Approval. This Agreement, the Merger and the Asset Sale shall have each been duly adopted and approved by the requisite affirmative vote of the Company Stockholders in accordance with applicable law, the Company's Amended and Restated Certificate of Incorporation, as amended, and By-laws.

         (b) Governmental Approvals. Other than the filing of the Certificate of Merger and all other filings or recordings required under the DGCL as contemplated by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Transactions, the failure of which to file, obtain or occur, individually or in the aggregate, would make the consummation of the Transactions illegal or result or would reasonably be likely to result in a Company Material Adverse Effect, shall have been filed, been obtained or occurred and shall not have expired or been withdrawn; provided, that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

         (c) No Restraints. There shall be no preliminary or permanent order or injunction of a court or other Governmental Entity of competent jurisdiction precluding, restraining, enjoining or prohibiting consummation of the Transactions, and there shall not be instituted, pending or threatened in writing any Action or Proceeding by any Governmental Entity seeking to preclude, restrain, enjoin or prohibit consummation of the Transactions.

         (d) Illegality. There shall have been no action taken, or statute, rule, regulation, judgment or executive order promulgated, entered, enforced, enacted, issued or deemed applicable to the Transactions by any Governmental Entity that directly or indirectly prohibits or makes illegal the consummation of the Transactions.

         Section 7.2. Conditions to Parent's, Merger Subsidiary's and Acquisition Subsidiary's Obligation to Effect the Transactions. The obligation of Parent, Merger Subsidiary and Acquisition Subsidiary to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Subsidiary, Acquisition Subsidiary to the extent permitted by applicable law:

         (a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time, (ii) (x) each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company identified in subsection (y)) shall be true and correct in all material respects (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respect as of such date and to the extent that the representations and warranties contained in Section 4.8 that are qualified by any reference to materiality shall be true and correct in all respects) and (y) each of the representations and warranties of the Company contained in Section 4.4(b), (c) and (d), the last paragraph of Section 4.12, Section 4.13, Section
4.16 and Section 4.18 shall be true and correct, such that the aggregate effect of any breaches of or inaccuracies in such representations and warranties do not comprise a Company Material Adverse Effect on and as of the Effective Time as if made on and as of such date (it being agreed that for purposes of this subsection (y), such representations and warranties shall be deemed not qualified by any reference to materiality generally or whether or not any breach could result or could reasonably be expected to result in a Company Material Adverse Effect), and (iii) Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

         (b) Ancillary Agreements. Each of the Ancillary Agreements to which the Company is or will be a party shall be valid, in full force and effect, and the Company shall have complied with each Ancillary Agreement and all material respects.

         (c) No Litigation. No requirement of Law shall have been issued, enacted, enabled, promulgated or enforced by any Government Entity which would have materially reduced the benefits of the transactions contemplated hereby to Parent or the Surviving Corporation in a manner that Parent, in its good faith reasonable judgment, would not have entered into this Agreement had such condition or requirement been known on the date hereof.

         (d) Company Material Adverse Effect. There shall not have occurred any event having or resulting in, or which could reasonably be expected to result in, a Company Material Adverse Effect. The Company shall have delivered to Parent and Merger Subsidiary a certificate, signed on behalf of the Company by the Chief Executive Officer of the Company, to such effect.

         (e) Consents. The Company shall have obtained each consent or approval described in Section 7.2(e) of the Company Disclosure Letter.

         (f) Resignations. All of the directors of the Company and its Subsidiaries in office immediately prior to the Effective Time shall have provided executed, undated forms of resignation, which shall not have been revoked, from their positions as directors of the Company and each of its Subsidiaries as applicable.

         Section 7.3. Conditions to the Company's Obligation to Effect the Transactions. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law:

         (a) Performance of Obligations; Representations and Warranties. (i) Each of Parent, Acquisition Subsidiary and Merger Subsidiary shall have performed in all material respects each of their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time,
(ii) each of the representations and warranties of Parent, Acquisition Subsidiary and Merger Subsidiary contained in this Agreement shall be true and correct, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on the ability of Parent, Acquisition Subsidiary or Merger Subsidiary to duly perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date and except as contemplated or permitted by this Agreement), without regard for purposes of this Section 7.3(a) to any materiality qualifications contained in such representations and warranties and
(iii) the Company shall have received a certificate signed on behalf of Parent, Merger Subsidiary and Acquisition Subsidiary by an officer thereof to such effect.

         (b) Ancillary Agreements. Each of the Ancillary Agreements to which Parent, Acquisition Subsidiary and/or Merger Subsidiary is or will be a Party shall be valid, in full force and effect, and Parent and/or Merger Subsidiary as the case may be, shall have complied with each Ancillary Agreement in all material respects.

         (c) Asset Purchase. The obligation of the Company to effect the Merger shall be subject to, and conditioned upon, the closing of the Asset Purchase pursuant to Section 2.4.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, by written notice by the terminating Party to the other Parties, whether before or after Company Stockholder approval thereof, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

         (b) by either Parent or the Company, if the Transactions shall not have been consummated on or prior to 180 days after the signing of this Agreement (or such later date as may be agreed to in writing by Parent and the Company) (as the same may be extended from time to time as contemplated below, the "TERMINATION DATE"), unless the Transactions shall not have been consummated because of a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the Party seeking to terminate this Agreement;

         (c) by either Parent or the Company, if a Governmental Entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions (provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in such order, decree ruling or action);

         (d) by either Parent or the Company, if at the Special Meeting (including any adjournment or postponement thereof permitted by this Agreement), the requisite vote of the stockholders of the Company approving each of this Agreement, the Merger and the Asset Purchase shall not have been obtained upon votes taken thereon;

         (e) by Parent, if (i) the Company shall have (A) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Parent or Merger Subsidiary, the approval, adoption or recommendation, as the case may be, of this Agreement or any of the Transactions or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (ii) the Company's Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i); (iii) if after an Acquisition Proposal has been made, the Board of Directors of the Company fails to affirm its recommendation and approval of this Agreement and the Transactions within three Business Days of any request by Parent to do so; or (iv) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of the Company does not recommend against acceptance of such offer by the Company Stockholders (including by taking no position or a neutral position with respect thereto);

         (f) by the Company, if a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(f) unless the Company has complied with its obligations under Section 6.3 and until (x) two Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such two Business Day period the Company has fully cooperated with Parent (including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected on such adjusted terms, (y) at the end of such two Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company continues to reasonably determine in good faith, after consultation with outside nationally recognized legal counsel (which may be its current outside legal counsel), that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (z) (A) prior to such termination, Parent has received all fees and expense reimbursements set forth in Section 8.3 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

         (g) by Parent, if there shall have been a breach by the Company of any provision of Section 6.3;

         (h) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by the Company of written notice of such breach from Parent and (y) the Termination Date; or

         (i) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) either cannot be cured or has not been cured prior to the earlier of (x) the fifteenth calendar day following receipt by Parent of written notice of such breach from the Company and (y) the Termination Date.

The right of any Party to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other

Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Subsidiary, Acquisition Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (i) any such termination shall not relieve any Party from liability for any willful breach of this Agreement and
(ii) the provisions of Section 4.21, the provisos relating to amendment to or waivers of confidentiality agreements set forth in Section 6.3(a), the provisions of Sections 6.2, 6.8, this Section 8.2, Section 8.3 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

         Section 8.3. Fees and Expenses. (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay one-half of the expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement if this Agreement is terminated pursuant to Section 8.1(a), by Parent pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(i).

         (b) Parent Expenses: If this Agreement is terminated pursuant to
Section 8.1(d), 8.1(e), Section 8.1(f) or Section 8.1(h), then Parent shall be entitled to receive from the Company a reimbursement for the reasonable, documented out-of-pocket expenses of Parent and Merger Subsidiary and Acquisition Subsidiary (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to this Agreement and the transactions contemplated hereby and any related financing, in an amount not to exceed $250,000 ("PARENT EXPENSE REIMBURSEMENT").

         (c) Company Expenses: If this Agreement is terminated pursuant to
Section 8.1(i), then the Company shall be entitled to receive from Parent a reimbursement for the out-of-pocket expenses of the Company (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to this Agreement and the transactions contemplated hereby and any related financing, in an amount not to exceed $250,000 ("COMPANY EXPENSE REIMBURSEMENT").

         (d) Termination Fee. (i) If this Agreement is terminated:

                  (1) pursuant to Section 8.1(e), Section 8.1(f), Section 8.1(g) or Section 8.1(h);

                  (2) pursuant Section 8.1(d) provided that an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, in a manner which is or otherwise becomes public (including being known to unaffiliated stockholders of the Company) and not expressly and publicly withdrawn prior to the Special Meeting; or

                  (3) by the Company in accordance with Section 8.1(b) provided that an Acquisition Proposal (or an intention to make an Acquisition Proposal) has been made, proposed, communicated or disclosed, after the date of this Agreement, and not expressly withdrawn prior to such termination, and, within twelve months of such termination, the Company enters into an agreement, arrangement or understanding (including a letter of intent) with respect to or consummates any Acquisition Proposal;


                  (ii) then Parent shall be entitled to receive from the Company, as liquidated damages and not as a penalty, an amount equal to $500,000 (the "TERMINATION FEE") and shall not be entitled to any other damages at law or any equitable relief hereunder (except with respect to those sections that survive termination of this Agreement). Notwithstanding the foregoing, nothing herein shall relieve any party from liability, or limit its liability, for any willful breach or willful misrepresentation hereunder, or prevent any party from asserting any equitable remedies available to it for such willful breach or willful misrepresentation.

         (e) The Company and Parent acknowledges that the Parent Expense Reimbursement, Company Expense Reimbursement and Termination Fee provided for in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Parent Expense Reimbursement, Company Expense Reimbursement and Termination Fee provided for above, neither Parent, Merger Subsidiary nor Company would enter into this Agreement.

         Section 8.4. Amendment. To the extent permitted by applicable law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Transactions by the Company Stockholders; provided, that after any such approval, no amendment shall be made that by law requires further approval by such Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

         Section 8.5. Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1. Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and each of Parent, Merger Subsidiary and Acquisition Subsidiary, on the other hand, contained in this Agreement, any Ancillary Agreement or in any document, certificate or instrument delivered prior to or at the

Closing shall not be deemed waived or otherwise affected by any investigation made by any Party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Company, Parent, Merger Subsidiary or Acquisition Subsidiary shall be under any liability whatsoever with respect to any such representation and warranty. This Section 10.1 shall have no effect upon any other obligations of the Parties, whether to be performed before or after the Effective Time.

         Section 9.2. Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         (a) if to Parent, Merger Subsidiary or Acquisition Subsidiary, to:

                                    SSA Global Technologies, Inc.
                                    110 Sheppard Avenue East
                                    Suite 701
                                    Attention:    Shelley R. Isenberg
                                    Telephone:    (416) 228-2242
                                    Facsimile:    (416) 221-0994

                                    with a copy to:

                                    Schulte Roth & Zabel LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention:    Robert B. Loper, Esq.
                                    Telephone:    (212) 756-2138
                                    Facsimile:    (212) 593-5955

         (b) if to the Company, to:

                                    Elevon, Inc.
                                    303 Second Street, Three North
                                    San Francisco, CA 94107
                                    Attention:    Stanley V. Vogler
                                    Telephone:    (415) 243-2737
                                    Facsimile:    (415) 281-1558
                                    with a copy to:

                                    Latham & Watkins LLP
                                    505 Montgomery Street
                                    Suite 1900
                                    San Francisco, CA 94111
                                    Attention:       John M. Newell, Esq.
                                    Telephone:       (415) 391-0600
                                    Facsimile:       (415) 395-8095

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.

         Section 9.3. Entire Agreement. This Agreement (including the Company Disclosure Letter and the other documents and instruments referred to herein that are to be delivered at the Closing), and the Confidentiality Agreement, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof.

         Section 9.4. No Third Party Beneficiaries. Except for the provisions of Sections 6.13, 6.14 and 6.15, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.

         Section 9.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void, except that, prior to the approval of this Agreement and the Transactions by the Company's stockholders, Parent may substitute any direct or indirect wholly-owned subsidiary of Parent for Merger Subsidiary or Acquisition Subsidiary without consent of the Company, and Parent may assign its rights and obligations under this Agreement to a newly formed Affiliate of Parent; provided, that Parent, Merger Subsidiary and/or Acquisition Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

         Section 9.6. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

         Section 9.7. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

         Section 9.8. Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

         Section 9.10. Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the State of Delaware or any state court located in Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each Party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.10.

         Section 9.11. Remedies; Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at Law. Except as set forth in Section 8.3, no remedy shall be exclusive of any other remedy and all available remedies shall be cumulative.

         Section 9.12. Waiver of Jury Trial. EACH OF PARENT, MERGER SUBSIDIARY, ACQUISITION SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUBSIDIARY, ACQUISITION SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

         [Remainder of this page intentionally left blank. Signature page follows]

         IN WITNESS WHEREOF, each of the Parent, Merger Subsidiary, Acquisition Subsidiary and the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.



                                              SSA GLOBAL TECHNOLOGIES, INC.

                                              By: /s/ Kirk Isaacson
                                                  ------------------------------
                                              Name:     Kirk Isaacson
                                              Title:    Senior Vice President



                                              SENECA MERGER SUBSIDIARY INC.

                                              By: /s/ Kirk Isaacson
                                                  ------------------------------
                                              Name:     Kirk Isaacson
                                              Title:    President



                                              SENECA ACQUISITION SUBSIDIARY INC.

                                              By: /s/ Kirk Isaacson
                                                  ------------------------------
                                              Name:     Kirk Isaacson

                                              Title:    President



                                              ELEVON, INC.

                                              By:  /s/ Frank M. Richardson
                                                   -----------------------------
                                              Name:     Frank M. Richardson
                                              Title:    Chief Executive Officer



                       Signature page to Merger Agreement